Exhibit 10.20

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of September 10, 2009 by and between ROKA BIOSCIENCE, INC., a Delaware corporation (“Company”), and GEN-PROBE INCORPORATED, a Delaware corporation (“Gen-Probe”), and shall become effective as of the Effective Date.

RECITALS

WHEREAS, Company and Gen-Probe are entering into a series of agreements pursuant to which Company will acquire certain assets and licenses, including this Agreement and that certain Contribution and Stock Issuance Agreement (the “Contribution Agreement”);

WHEREAS, Gen-Probe Controls intellectual property rights, contractual rights, licenses and other assets, rights to which Gen-Probe wishes to grant to Company, and Company wishes to obtain from Gen-Probe, on the terms and subject to the conditions of this Agreement, in order for Company to develop, manufacture and commercialize CUDA in the Company Field (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” shall mean any entity controlled by, controlling, or under common control with a party hereto. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a party shall mean the possession, directly or indirectly, of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity, or the power otherwise to govern the financial and the operating policies or to appoint the management of such entity.

1.2 “Assets” shall mean the assets assigned to Company under the Contribution Agreement.

1.3 “Assumed Contracts” shall mean contracts, purchase orders, leases, licenses, permits and other agreements and arrangements assumed by Company under the Contribution Agreement.

1.4 “Calendar Quarter” shall mean each respective period of three consecutive months ending on March 31, June 30, September 30 and December 31.

1.5 “Commercialization Costs” shall mean the following expenses to the extent allocable to the activities of importing, exporting, marketing, promoting, distributing, offering for sale and selling the IC NAT Assay: (a) Cost of Manufacture; (b) Marketing, Advertising and Education Expenses; (c) Selling and Promotion Expenses; (d) royalties payable to Third Parties; and (e) post-marketing surveillance of the IC NAT Assay.

“Cost of Manufacture” shall mean the fully allocated cost of manufacturing the IC NAT Assays for commercial sale. Fully allocated cost is defined as standard cost plus/minus actual cost variances and comprises all direct costs (including labor, materials, energy, utilities, quality control or other costs incurred directly in the manufacturing of IC NAT Assay) and indirect costs (including administrative labor costs, manufacturing facility and equipment maintenance, relevant insurance, and depreciation of manufacturing equipment and manufacturing facilities) specifically allocable to the production and delivery of the IC NAT Assay; such calculation and allocation being based upon GAAP and contract manufacturing industry standards and consistent with the normal accounting practices for all products manufactured in the applicable facility. Any significant costs not described above or unusual cost items (e.g., non-manufacturing overheads, development activities, accelerated write-off of assets) shall be provided subject to mutual approval of the parties prior to inclusion in the Cost of Manufacture.

“Marketing, Advertising and Education Expenses” shall mean the direct out of pocket costs of public relations, advertising, promotion and marketing of the IC NAT Assay through any means (including agency fees, advertisements, marketing management, promotional literature, market research, symposia, exhibits and direct mail) and the direct out of pocket costs of educating customers about use of the IC NAT Assay.

“Selling and Promotion Expenses” shall mean the direct costs, specifically allocable to the IC Nat Assay, incurred for the sale (including costs of sales forces, sales force incentives specific to a IC NAT Assay, customer targeting, call reporting and other monitoring/tracking costs, training of Gen-Probe sales force and other regional sales management) and the promotion (including costs of promotional literature, symposia, industry trade shows, exhibits and direct mail) of the IC NAT Assay which do not fall within the definition of Marketing, Advertising and Education Expenses.

1.6 “Company Event” shall mean any of the following: (a) any liquidation, dissolution or winding up of Company; (b) any merger, consolidation or reorganization or other similar transaction or series of related transactions which results in the voting securities of Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 51% of the combined voting power of the voting securities of Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation or reorganization (but excluding any merger effected solely for the purpose of reincorporating in another state); (c) any sale, lease, conveyance or other disposition of all or substantially all of the assets (including the grant of an exclusive license covering all or substantially all of the intellectual property rights) of Company; or (d) any sale of shares of capital stock of Company, in a single transaction or series of related transactions to which Company is a party, representing at least 50% of the voting power of the voting securities of Company (but excluding a Qualified IPO (as defined in Company’s certificate of incorporation) or any transaction or series of transactions entered into principally for bona fide equity financing purposes in which Company issues new securities primarily for cash, the cancellation or conversion of indebtedness of Company, or the combination thereof for the purpose of financing the operations and business of the Company).

1.7 “Company Field” shall mean:

(a) the research, development, manufacture, use, distribution, promotion, marketing, offer for sale, sale, import and export of CUDA and NATs and other consumables for use with CUDA solely for Industrial Applications; and

(b) the research, development, manufacture, use, distribution, promotion, marketing, offer for sale, sale, import and export of NATs and other consumables for use with instruments other than CUDA solely for Industrial Applications.

For clarification, the Company Field expressly excludes all Excluded Applications.

1.8 “Company Future Intellectual Property Rights” shall have the meaning provided in Section 5.1(b)(i).

1.9 “Company Future Patents” shall have the meaning provided in Section 5.1(b)(ii).

1.10 “Company Indemnitee” shall have the meaning provided in Section 9.1.

1.11 “Company Inventions” shall have the meaning provided in Section 5.1(b)(i).

1.12 “Confidential Information” shall have the meaning provided in Section 7.1.

1.13 “Contribution Agreement” shall have the meaning provided in the recitals.

1.14 “Control” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.15 “CUDA” shall mean the CUDA™ Closed Unit Dose Assay instrument.

1.16 “Development Year” shall mean the period of 12 consecutive months beginning on the Effective Date or the anniversary of such date for each of the Industrial Applications as of the Effective Date or beginning upon the date of inclusion of a New Application in the Industrial Applications or the anniversary of such date for such New Application.

1.17 “Effective Date” shall mean the date of closing of the transactions contemplated by the Contribution Agreement.

1.18 “Excluded Applications” shall mean:

(a) testing samples from humans or animals for the purpose of clinical diagnostics, including as part of clinical trials; and

(b) testing human blood, tissue, plasma or other blood products intended for direct transfusion or other administration to humans or animals or screening of any human biological materials, including organs and tissues.

1.19 “Existing Licenses” shall mean the PHRI Agreement and the Stanford Agreement.

1.20 “Expert” shall have the meaning provided in Section 2.5(d).

1.21 “First Commercial Sale” shall mean, with respect to a Licensed Product, the first sale for end use or consumption of such Licensed Product in a country after the Regulatory Authority in such country has granted Regulatory Approval.

1.22 “GAAP” shall mean generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and applicable laws require that a party use IFRS.

1.23 “GE Betz” shall mean GE Betz, Inc.

1.24 “GE Betz Agreement” shall mean that certain Agreement dated July 1, 2005 between Gen-Probe and GE Betz, as amended.

1.25 “Gen-Probe Indemnitee” shall have the meaning provided in Section 9.2.

1.26 “Gen-Probe Intellectual Property” shall mean all discoveries, inventions, modifications, improvements, works of authorship and Information (whether or not protectable under patent, copyright, trade secrecy or similar laws), as well as Patents, trademarks, service marks, copyrights, applications for any of the foregoing, and other intellectual property rights, included in the Assets, Gen-Probe Technology, Industrial Information, Industrial Software or the Industrial Information Technology.

1.27 “Gen-Probe Know-How” shall mean all Information that Gen-Probe Controls as of the Effective Date or during the Term that is necessary, used in or useful for the Company Field, including such Information relating to development of products for Industrial Applications, but excluding all Information assigned to Company pursuant to the Contribution Agreement. For clarification, Gen-Probe Know-How does not include any Information of Gen-Probe Life Sciences Ltd. (formerly known as Tepnel Life Sciences plc), or any of its wholly-owned subsidiaries (collectively, the “Tepnel Group”) or any Industrial Information, Industrial Software or Industrial Information Technology.

1.28 “Gen-Probe Marks” shall have the meaning provided in Section 2.7.

1.29 “Gen-Probe Patents” shall mean all Patents that Gen-Probe Controls as of the Effective Date or during the Term that are necessary, used in or useful for the Company Field, but excluding the PHRI Patents and the Stanford Patents and all Patents assigned to Company pursuant to the Contribution Agreement. For clarification, Gen-Probe Patents does not include any Patents of the Tepnel Group or any Industrial Information, Industrial Software or Industrial Information Technology.

1.30 “Gen-Probe Products” shall have the meaning provided in Section 5.1(b)(iii).

1.31 “Gen-Probe Technology” shall mean the Gen-Probe Patents, the Gen-Probe Know-How, the Stanford Patents and such rights in the PHRI Patents as are necessary or useful to allow Company to exercise the rights granted to it under Section 2.1(c).

1.32 “IC NAT Assays” shall mean NATs developed for commercialization by Gen-Probe on Panther and, at Gen-Probe’s election, its other instruments, for the following Infection Control Applications, whether solely or in combination with one another or, solely with respect to MRSA (defined below), in combination with Methicillin-sensitive Staphylococcus aureus: Methicillin-resistant Staphylococcus aureus (“MRSA”); Vancomycin-resistant Enterococcus faecium (“VREF”); and Clostridium difficile (“C.diff”).

1.33 “Industrial Applications” shall mean:

(a) “Biopharmaceutical Manufacturing Applications,” which shall mean the testing (for the purpose of detecting, measuring, identifying and/or determining viability of microbial agents, pollutants, and/or contaminants therein) of (i) finished products, raw materials (including water) and/or in-process materials, or samples thereof, each as used in the development, processing, testing and/or production of “Pharmaceuticals”, “Beverages” and/or “Personal Care and Cosmetic Products” as those terms are defined in the Millipore Agreement as of the Effective Date and set forth on Exhibit A, (ii) physical surfaces that are in direct contact with such finished products, raw materials (including water) and/or in-process materials, or samples thereof, and used specifically in connection with the foregoing development, processing, testing and/or production and/or (iii) air or physical surfaces (including floors, benches, operator equipment and gowning) within that portion of any facility where any of the foregoing development, processing, testing and/or production occurs. For the avoidance of doubt, Biopharmaceutical Manufacturing Applications shall not include: (1) testing of finished products, raw materials (including water) and/or in-process materials, or samples thereof, physical surfaces or air in any environment or form other than as expressly set forth in clauses (i), (ii) or (iii) above), including for purposes of clarification (x) testing in the development, processing and/or production of food, (y) testing public drinking water production facilities, including influent water and wastewater or (z) testing water in heating and cooling systems, evaporative cooling systems, steam generating systems and wastewater systems in any facility where the development, processing, testing and/or production of Pharmaceuticals, Beverages and Personal Care and Cosmetic Products occurs (it being understood that this clause (z) shall not limit in any way the testing of water used in-process for the production of Pharmaceuticals, Beverages and Personal Care and Cosmetic Products); and (2) the Excluded Applications.

(b) “Water Testing Applications,” which shall mean the Industrial Water Testing Field, Commercial and Institutional Water Testing Field, Public Drinking Water Testing Field, Beverage Water Testing Field, and the Other Microbiology Testing Field as those terms are defined in the GE Betz Agreement as of the Effective Date and set forth on Exhibit B; provided, however that Water Testing Applications shall not include any uses other than as expressly set forth above in this clause (b), and, without limiting the generality of the foregoing, shall not include: (i) Bioterrorism Applications; (ii) the “Animal Carcass Wash Water Testing Field” as defined in the GE Betz Agreement as of the Effective Date and set forth on Exhibit B; and (iii) the Excluded Applications;

(c) “Food Manufacturing Applications,” which shall mean the testing of finished products, raw materials (including water) and/or in-process materials, or samples thereof, physical surfaces or air in any environment or form in the development, processing and/or production of food, including but not limited to the Animal Carcass Wash Water Testing Field; provided, however that Food Manufacturing Applications shall not include any uses other than as expressly set forth above in this clause (c), and, without limiting the generality of the foregoing, shall not include: (i) Bioterrorism Applications; and (ii) the Excluded Applications;

(d) “Environmental Applications,” which shall mean the testing (for the purpose of detecting, measuring, identifying and/or determining viability of microbial agents (pathogenic and/or non-pathogenic), pollutants, and/or contaminants therein) of air, soil or water samples from any source; provided that with respect to testing water samples such activity is not covered by the “Industrial Water Testing Field”, “Commercial and Institutional Water Testing Field” or “Public Drinking Water Testing Field” as those terms are defined in the GE Betz Agreement as of the Effective Date and set forth on Exhibit B; provided further that Environmental Applications shall not include any uses other than as expressly set forth above in this clause (d), and, without limiting the generality of the foregoing, shall not include: (i) Bioterrorism Applications; and (ii) the Excluded Applications;

(e) “Veterinary Applications,” which shall mean the testing (for the purpose of detecting, measuring, identifying and/or determining viability of microbial agents (pathogenic and/or non-pathogenic), pollutants, and/or contaminants therein) of samples from non-human animals for the purpose of non-human animal testing and shall include testing blood, plasma or other blood products intended for direct transfusion or other administration to non-human animals; provided, however, that Veterinary Applications shall not include any uses other than as expressly set forth above in this clause (e), and, without limiting the foregoing, shall not include: (i) Bioterrorism Applications; and (ii) the Excluded Applications;

(f) “Infection Control Applications,” which shall mean the testing of (i) any human biological materials or samples; or (ii) air or physical surfaces; in each case solely for the purpose of detecting, measuring, identifying, and/or determining viability of microbial agents in order to reduce the spread of infections in patients or otherwise healthy individuals, including but not limited to healthcare associated infections (HAIs) within healthcare facilities; provided, however, that Infection Control Applications shall not include any uses other than as expressly set forth above in this clause (f), and, without limiting the foregoing, shall not include: (1) Bioterrorism Applications; and (2) the Excluded Applications; and provided further that the license, sublicense and rights granted under Section 2.1 with respect to Infection Control Applications shall be limited to CUDA with respect to commercial activities but not with respect to development activities (for which Company may use other instruments), and shall not include any other instruments, except as expressly contemplated under Section 2.5; and

(g) “Bioterrorism Applications,” which shall mean the testing for any agent or organism intentionally placed by a human, directly or indirectly, for purposes of bioterrorism; provided, however, that Bioterrorism Applications shall not include any uses other than as expressly set forth above in this clause (g), and, without limiting the foregoing, shall not include the Excluded Applications.

1.34 “Information” shall mean all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, methodologies, designs, knowledge, know-how, skill, experience, materials, data and results.

1.35 “Joint Application” shall mean any application for testing samples from humans or animals for the purpose of clinical diagnostics, including as part of clinical trials proposed pursuant to Section 2.2(c).

1.36 “Losses” shall have the meaning provided in Section 9.1.

1.37 “Millipore” shall mean Millipore Corporation.

1.38 “Millipore Agreement” shall mean that certain Agreement dated August 31, 2005 between Gen-Probe and Millipore, as amended.

1.39 “NATs” shall mean nucleic acid tests.

1.40 “Net Sales” shall mean, with respect to any Product, the gross invoiced sales of such Product by Company or any of its Affiliates, licensees or sublicensees to unrelated Third Parties, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Company or any of its Affiliates, licensees or sublicensees with respect to the sale of such Product: (a) trade, quantity and cash discounts and rebates allowed to and taken by customers (provided that such discounts and rebates are not applied disproportionately to Products when compared to other products of the selling party); (b) refunds, chargebacks and any other allowances actually paid to or taken by customers (provided that such allowances are not applied disproportionately to Products when compared to other products of the selling party); (c) amounts separately and actually credited to customers for Product returns, credits and allowances; (d) special outbound packing, transportation, freight, handling, postage charges and other charges such as insurance relating thereto that are separately billed to the customer or prepaid; and (e) sales, excise, value added, turnover, use and other like taxes or customs duties paid and any other governmental charges, excluding net income tax, imposed upon the sale of the Product.

In the event the applicable Product is sold as part of a combination product, or as part of a bundled product or as part of a delivery system, in any such case containing a patented product or system other than the Product (a “Combination Product”), the Net Sales of such Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the actual Net Sales (determined as set forth above) of such Combination Product by the fraction, A/(A+B) where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) or system sold separately in finished form or where A+B is the average sale price of the Product and the other product(s) or the delivery system together, as the case may be. In the event that such average sale price cannot be determined for both the Product and such other product(s) or system in combination, Net Sales for purposes of determining royalty payments shall be calculated using a mutually agreed method. Company shall propose a method to Gen-Probe, which method shall be consistent with the method of accounting normally employed by Company in similar cases and Gen-Probe shall review such method and either approve it or propose modifications. If the parties are unable to agree on such method, Net Sales for purposes of determining royalty payments of the Combination Product shall be based on the relative fair market value of the Product and such other product(s) or system in the Combination Product, which relative fair market value shall be determined by mutual agreement of the parties or if they cannot agree by an independent and mutually acceptable valuation expert.

1.41 “New Application” shall mean any additional industrial application (but in any event excluding Excluded Applications) proposed to be included in the definition of Industrial Applications pursuant to Section 2.2(a).

1.42 “Panther” shall mean Gen-Probe’s Panther® integrated, fully-automated low to mid volume molecular diagnostic instrument system.

1.43 “Patents” shall mean (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, including patent applications under the Patent Cooperation and the European Patent Convention, together with (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing and any other patents and patent applications claiming priority back to any of the foregoing.

1.44 “PHRI” shall mean The Public Health Research Institute of the City of New York, Inc. and PHRI Properties, Inc., as successor in interest thereto.

1.45 “PHRI Agreement” shall mean that certain Amended and Restated License Agreement, dated July 19, 2002, between Gen-Probe and PHRI, as amended. A copy of the PHRI Agreement is attached hereto as Exhibit C.

1.46 “PHRI Patents” shall mean the Patents under which Gen-Probe has been granted rights pursuant to the PHRI Agreement.

1.47 “Products” shall mean any products or laboratory services provided through the use of products that are claimed or covered by or use any Gen-Probe Intellectual Property. For clarification, Products include Licensed Assays and Licensed Kits under the PHRI Agreement and Licensed Products under the Stanford Agreement.

1.48 “Satisfaction of Initial Funding Requirements” shall mean (a) the completion of the initial tranche of at least $18,000,000 and second tranche of at least $15,000,000 of funding of the Company under the Series B Purchase Agreement, and (b) expenditure by the Company of an aggregate of not less than $18,000,000 for or in connection with the development and commercialization of the Assets and the Gen-Probe Technology.

1.49 “Series B Purchase Agreement” shall mean that certain Series B Preferred Stock Purchase Agreement of Company, dated on or about the Effective Date.

1.50 “Stanford” shall mean The Board of Trustees of the Leland Stanford Junior University.

1.51 “Stanford Agreement” shall mean that certain Co-Exclusive Agreement, dated April 23, 1997, between Gen-Probe and Stanford, as amended. A copy of the Stanford Agreement is attached hereto as Exhibit D.

1.52 “Stanford Patents” shall mean the Patents under which Gen-Probe has been granted rights pursuant to the Stanford Agreement

1.53 “Teknika” shall mean bioMerielLX B.V. (formerly Organon Teknika B.V.).

1.54 “Teknika Agreement” shall mean that certain Non-Assertion Agreement, dated February 7, 1997, by and between Gen-Probe and Teknika, as amended. The parties acknowledge and agree that Gen-Probe has provided to Company a full copy of the Teknika Agreement as of the Effective Date.

1.55 “Term” shall have the meaning provided in Section 8.1.

1.56 “Third Party” shall mean any entity other than Gen-Probe or Company or an Affiliate of Gen-Probe or Company.

1.57 “Third Party Royalty Payments” shall have the meaning provided in Section 3.2(a).

1.58 “Valid Claim” shall mean (a) a claim of an unexpired and issued patent covering or included in Gen-Probe Intellectual Property which has not been found to be invalid or unenforceable by a court or other authority of competent jurisdiction in the subject country in a decision which is unappealable or not appealed; or (b) a claim of a pending application, which application, taking into consideration the earliest priority date, has not been pending for more than seven years; provided that such seven year limitation shall not apply with respect to any claim of a pending application within the PHRI Patents or the Stanford Patents.

2.	GRANT OF RIGHTS

2.1. Rights Granted to Company.

(a) License under Gen-Probe Patent Rights/Gen-Probe Know-How. Subject to the terms and conditions of this Agreement, Gen-Probe hereby grants to Company a worldwide, royalty-bearing license under the Gen-Probe Patents and Gen-Probe Know-How solely in the Company Field. The license granted under this Section 2.1(a) shall include the right to use the Gen-Probe Know-How for making regulatory filings for, or marketing of, CUDA and NATs and other consumables in the Company Field, it being understood that Company shall have an exclusive right of access and right of reference to, and an exclusive right to use and incorporate, all such Gen-Probe Know-How in Company’s applications for regulatory approvals of CUDA and NATs and other consumables in the Company Field. Company may grant sublicenses of its rights under the license granted to it under this Section 2.1(a) as necessary or useful to enable Company to operate its business in the Company Field in the ordinary course, such as for development or manufacturing or for sale or distribution in certain territories; provided that Company obtains each sublicensee’s written agreement to be subject to the same obligations as is Company under this Agreement (to the extent applicable).

(b) Sublicense under Stanford Patents. Subject to the terms and conditions of this Agreement and the Stanford Agreement, Gen-Probe hereby grants to Company during the term. of the Stanford Agreement a worldwide, royalty-bearing sublicense under the rights granted by Stanford to Gen-Probe under the Stanford Patents to make, have made, use and sell Products solely in the Company Field. Capitalized terms used in this Section 2.1(b) but not defined in this Agreement having the meaning given such terms in the Stanford Agreement. The sublicense granted under Section 2.1(b) is subject to all of the terms and conditions of Public Law 96-517 as amended, and Company agrees to take all action necessary on its part as sublicensee to enable Stanford to satisfy its obligation thereunder relating to the inventions claimed in the Stanford Patents. The sublicense granted in this Section 2.1(b) shall remain in effect during the term of the Stanford Agreement unless this Agreement is earlier terminated under Section 8.2; provided that upon any termination of the Stanford Agreement for any cause, the sublicense granted in this Section 2.1(b) shall continue with Stanford, provided Company agrees to thereafter assume the obligations of Gen-Probe under the Stanford Agreement insofar as they correspond to the scope of the sublicense granted under this Agreement. Company shall have no right to further sublicense the rights granted to Company under this Section 2.1(b). Gen-Probe shall not amend, modify or supplement the Stanford Agreement in a manner which could reasonably be believed to adversely affect the rights granted to Company under this Section 2.1(b) without the prior written consent of Company.

(c) Rights under PHRI Agreement. Subject to the terms and conditions of this Agreement and the PHRI Agreement, Gen-Probe hereby grants to Company the right as Gen-Probe’s commercial ally to (i) perform Licensed Assays for Infection Control Applications under Company’s name in combination with Gen-Probe’s name, and (ii) market, either itself or through independent Third Party distributors, and commercialize Licensed Kits for Infection Control Applications solely under Gen-Probe Marks or, if necessary, under Company’s tradenames and/or trademarks in combination with Gen-Probe Marks as provided in Section 2.7 of this Agreement. Capitalized terms used in this Section 2.1(c) but not defined in this Agreement having the meaning given such terms in the PHRI Agreement. The rights granted in this Section 2.1(c) shall remain in effect during the term of the PHRI Agreement unless this Agreement is earlier terminated under Section 8.2. Company shall have no right to assign or otherwise transfer or share with others the rights granted to Company under this Section 2.1(c) except as expressly permitted in Section 2.1(b). Gen-Probe shall not amend, modify or supplement the PHRI Agreement in a manner which could reasonably be believed to adversely affect the rights granted to Company under this Section 2.1(c) without the prior written consent of Company.

(d) Exclusivity. The rights granted under this Section 2.1 shall be exclusive in the Company Field, even as to Gen-Probe, except for (i) the rights granted by Gen-Probe under the agreements between Gen-Probe and Third Parties existing as of the Effective Date as set forth on Schedule 2.1(i), (ii) Gen-Probe’s right to commercialize its existing products in the Company Field set forth on Schedule 2.1(ii), (iii) those rights retained by Gen-Probe pursuant to Section 2.1(g), and (iv) in the case of the rights granted under Section 2.1(b) and (c), only to the extent of the rights granted under the Stanford Agreement and PHRI Agreement, respectively. The rights granted under this Section 2.1 may become nonexclusive with respect to Veterinary Applications and/or Bioterrorism Applications under the circumstances described in Section 2.3(b).

(e) Limitations on Sublicensing. Notwithstanding anything to the contrary herein, (i) Company may not grant any sublicense of, or other grant of rights under, any of the rights granted to Company under this Section 2.1 for Infection Control Applications, (ii) Company may not grant any sublicense of, or other grant of rights under, any of the rights granted to Company under this Section 2.1 for cash consideration, except with Gen-Probe’s prior written consent, which may not be unreasonably withheld, conditioned or delayed, and (iii) in no event shall Company have any foundry rights (i.e., the Company may not make products in the Company Field available for sale under the name or label of any Third Party). Within 10 days after execution or receipt thereof, as applicable, Company shall provide Gen-Probe with a full and complete copy of each sublicense agreement granted hereunder (provided that Company may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement). Notwithstanding any authorized sublicense, Company shall remain responsible for the performance of all of its obligations under this Agreement, whether such obligations are performed by Company or any of its sublicensees.

(f) Retained Rights; No Implied Licenses. Gen-Probe reserves and retains all rights to the Gen-Probe Patents and Gen-Probe Know-How for all uses outside the Company Field, all rights to the Stanford Patents granted under the Stanford Agreement for all uses outside the Company Field, and all rights granted under the PHRI Agreement for all uses outside Infection Control Applications. Company hereby agrees that it will not, directly or indirectly (including through any Affiliate or sublicensee), practice the Teknika Version (as defined in the Teknika Agreement), nor shall it use or practice any Gen-Probe Patents, Gen-Probe Know-How or Stanford Patents for any purpose other than as expressly permitted under the rights granted in this Section 2.1. No right or license under any Patents or Information of either party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

(g) Manufacture and Supply under the Millipore Agreement. Without limiting the provisions of Section 2.1(f), Gen-Probe hereby reserves and retains all rights to the Gen-Probe Intellectual Property as necessary for Gen-Probe to continue to manufacture and supply Products (as defined in the Millipore Agreement) to Millipore until the date on which Company has fully assumed all such responsibilities relating to the manufacture and supply of Products (as defined in the Millipore Agreement) to Millipore, as set forth in that certain Consent Agreement, dated on or about the Effective Date, by and among Gen-Probe, Company and Millipore. Company hereby agrees that Company shall have fully assumed all such responsibilities relating to the manufacture and supply of Products (as defined in the Millipore Agreement) to Millipore no later than that date which is 18 months following the Effective Date.

(h) Rights to Industrial Information and Industrial Software. In addition to the rights granted to Company in this Section 2.1, Gen-Probe hereby grants to Company rights with respect to the Industrial Information and Industrial Software as set forth on Exhibit E.

(i) Immunity under Teknika Agreement. Subject to the terms and conditions of this Agreement and the Teknika Agreement, Gen-Probe hereby grants to Company during the term of the Teknika Agreement a worldwide, non-transferable, non-exclusive immunity from legal action under the Teknika Patent Rights (as defined in the Teknika Agreement) to make, use and/or sell Products based on, incorporating or utilizing the Gen-Probe Version and/or a Thermostable Version (each as defined in the Teknika Agreement) in the Company Field. The grant of immunity under this Section 2.1(i) shall remain in effect during the term of the Teknika Agreement unless this Agreement is earlier terminated under Section 8.2; provided that upon any termination of the Teknika Agreement for material breach by Gen-Probe, the grant of immunity in this Section 2.1(i) shall convert into a direct grant of immunity from Teknika to Company, provided that Company provides written notice to Teknika no later than ninety (90) days prior to the effective termination. date of the Teknika Agreement that it will be bound by the terms and conditions of the Teknika Agreement, as set forth in Section 10.3 thereof. Gen-Probe shall immediately notify Company if Gen-Probe receives notice of termination from Teknika under Section 10.2 of the Teknika Agreement so that Company may timely make the election required under Section 10.3(b) of the Teknika Agreement and Gen-Probe shall keep Company apprised of Gen-Probe’s response to any such notice of termination from Teknika.

2.2. Additional Applications.

(a) Company Proposal of New Industrial Applications. Company may propose adding a New Application to the Industrial Applications from time to time following the first anniversary of the Effective Date and prior to any Company Event. Company will make any such proposal to add a New Application to the Industrial Applications to Gen-Probe in writing, which proposal shall include: (i) a description of the New Application; (ii) a proposed development and commercialization timeline for such New Application; (iii) a proposed minimum annual development expenditure for such New Application; (iv) a proposed royalty for such New Application; and (v) a requirement that Company’s rights with respect to such New Application shall become nonexclusive if Company does not commercialize a Product for such New Application within six years of the date that such New Application is added to the Industrial Applications. Gen-Probe shall notify Company in writing within 45 days of receipt of the notice (including the information described in the preceding sentence), whether the New Application is approved for inclusion in the Industrial Applications or not and any proposed changes that Gen-Probe would require to the information provided in response to subsections (i) through (iv) in order to approve such proposal. Gen-Probe will not unreasonably withhold or delay its approval of the addition of New Applications to the Industrial Applications; provided that Gen-Probe may withhold such approval if the proposed minimum annual development expenditure for a New Application is less than [*] in each Development Year with respect to such New Application until the first commercial sale of Products for such New Application.

(b) Amendment to Include New Application. Any approval to add a New Application to the Industrial Applications shall be subject to the parties entering into an amendment to this Agreement that (i) adds such New Application to the Industrial Applications, (ii) includes a mutually agreed, separate and discrete minimum annual development expenditure by Company for such New Application until a Product for such New Application until the first commercial sale of Products for such New Application; and (iii) includes a mutually agreed royalty for such New Application.

(c) Company Proposal of Joint Applications. Company may propose pursuing with Gen-Probe joint development and commercialization of CUDA and NATs and other consumables for use with CUDA for Joint Applications from time to time following the first anniversary of the Effective Date and prior to any Company Event. Company will make any such proposal regarding a Joint Application to Gen-Probe in writing, which proposal shall include: (i) a description of the Joint Application; (ii) a proposed development and commercialization timeline for such Joint Application; (iii) a proposed minimum annual development expenditure for such Joint Application; and (iv) a proposed royalty for such Joint Application. Gen-Probe will appoint a person from Gen-Probe (the “Alliance Manager”) who will be responsible for all aspects of Gen-Probe’s relationship with Company, including responsibility for presenting all proposals regarding Joint Applications to Gen-Probe’s senior management for consideration. All such proposals made by Company pursuant to this clause (c) will be processed by the Alliance Manager in a timely fashion and reviewed and considered by Gen-Probe in good faith. Gen-Probe shall notify Company in writing within 45 days of receipt of the notice (including all of the information to be included with such notice), whether or not Gen-Probe is willing to undertake joint development and commercialization of such Joint Application. If Gen-Probe is willing to undertake joint development and commercialization for such Joint Application, then the parties shall use good faith efforts to mutually agree upon an allocation of development funding for such Joint Application as well as an allocation of commercial rights, it being understood that it is expected that Gen-Probe will in most cases be responsible for commercialization of such Joint Application and will compensate Company on sales of CUDA and NATs and other consumables for use with CUDA for such Joint Application.

(d) Gen-Probe Proposal of Joint Applications. Gen-Probe may propose that Company pursue with Gen-Probe joint development and/or commercialization of CUDA and NATs and other consumables for use with CUDA for Joint Applications from time to time following the first anniversary of the Effective Date. Gen-Probe will make any such proposal regarding a Joint Application to Company in writing, which proposal shall include the information described under Section 2.2(c)(i) through (iv). Company shall notify Gen-Probe in writing within 45 days of receipt of the notice, whether or not Company is willing to undertake joint development and commercialization for such Joint Application. Company will consider all such proposals by Gen-Probe in good faith.

(e) Amendment or New Agreement for Joint Applications. Any determination to undertake joint development and commercialization for a Joint Application pursuant to Section 2.2(c) or (d) shall be subject to the parties entering into an amendment to this Agreement or a new agreement on terms mutually acceptable to the parties.

2.3. Company Diligence.

(a) Company Efforts. Company will be responsible (itself or through its sublicensees) for development and commercialization of CUDA and NATs for the Company Field and shall be responsible for all expenses of such development work and commercialization activities for the Company Field. Company will use diligent efforts to continue development of and to commercialize CUDA and those NATs required under the Assumed Contracts. The diligence obligations regarding development of Products will terminate on the first commercial sale of Products except for those development obligations that remain under the Assumed Contracts.

(b) Additional Obligations. Without limiting Section 2.3(a), with respect to Veterinary Applications and Bioterrorism Applications, from the earlier of the date on which Company initiates development for Veterinary Applications or Bioterrorism Applications, respectively, or the third anniversary of the Effective Date until a Product for Veterinary Applications or Bioterrorism Applications, as applicable, is commercially sold, Company shall be required to spend a minimum amount per Development Year on development of Products for each of the Veterinary Applications and Bioterrorism Applications. The minimum annual development expenditure for Veterinary Applications shall be [*] for each Development Year until the first commercial sale of Products for Veterinary Applications, and the minimum annual development expenditure for Bioterrorism Applications shall be [*] for each Development Year until the first commercial sale of Products for Bioterrorism Applications. For purposes of clarity, development expenditures with respect to the Veterinary Applications and Bioterrorism Applications shall be included in determining whether Company has satisfied the expenditure obligation described in Section 8.2(b)(iii). Company’s rights under the licenses and sublicenses granted in Section 2.1 with respect to the Veterinary Applications and/or the Bioterrorism Applications, as applicable, will become nonexclusive if Company does not commercialize a Product for the Veterinary Applications and/or the Bioterrorism Applications, as applicable, by the sixth anniversary of the Effective Date.

(c) Updates and Reports. Company will provide Gen-Probe with an annual report describing the work conducted by Company for the prior year and its development plans for the upcoming year, which report shall be delivered to Gen-Probe by the last day of the first Calendar Quarter of each year. In addition, Company will provide Gen-Probe with such other information regarding Company’s development and commercialization efforts with respect to CUDA and NATs for the Company Field as Gen-Probe may from time to time reasonably request.

2.4. Compliance with PHRI Agreement and Stanford Agreement.

(a) PHRI Agreement. Company agrees to comply directly with the obligations set forth in the PHRI Agreement that arise as a result of the activities of Company and its Affiliates under this Agreement with respect to Infection Control Applications (including timely paying to Gen-Probe the royalties payable to PHRI or its successors or assigns under the PHRI Agreement in accordance with Section 3.1(b) of this Agreement). Gen-Probe agrees to comply directly with obligations of Gen-Probe under the PHRI Agreement, if any, other than the obligations which Company agrees to comply with directly pursuant to the preceding sentence. In the event PHRI notifies Gen-Probe or Company of a default or breach under the PHRI Agreement related to any failure by Company to comply directly with the obligations set forth in the PHRI Agreement that arise as a result of the activities of Company and its Affiliates, licensees and sublicensees under this Agreement, Gen-Probe shall have the right, but not the obligation, to take such actions and/or make such payments as reasonably necessary or appropriate to cure such default or breach, and Company shall promptly reimburse Gen-Probe therefor. Company agrees that the rights granted under this Agreement as a commercial ally of Gen-Probe under the PHRI Agreement are subject to all terms, conditions and obligations under the PHRI Agreement.

(b) Stanford Agreement. Company agrees to comply directly with the obligations set forth in the Stanford Agreement that arise as a result of the activities of Company and its Affiliates, licensees and sublicensees under this Agreement (including timely paying to Gen-Probe the royalties payable to Stanford or its successors or assigns under the Stanford Agreement in accordance with Section 3.1(b) of this Agreement). Gen-Probe agrees to comply directly with obligations of Gen-Probe under the Stanford Agreement, if any, other than the obligations which Company agrees to comply with directly pursuant to the preceding sentence. In the event Stanford notifies Gen-Probe or Company of a default or breach under the Stanford Agreement related to any failure by Company to comply directly with the obligations set forth in the Stanford Agreement that arise as a result of the activities of Company and its Affiliates under this Agreement, Gen-Probe shall have the right, but not the obligation, to take such actions and/or make such payments as reasonably necessary or appropriate to cure such default or breach, and Company shall promptly reimburse Gen-Probe therefor. Company agrees that the sublicenses and rights granted under this Agreement with respect to the Stanford Patents are subject to all terms, conditions and obligations under the Stanford Agreement.

2.5. Development and Commercialization of IC NAT Assays.

(a) Right to Develop IC NAT Assays. Gen-Probe shall exclusively use Company to develop IC NAT Assays for Gen-Probe; provided that: (i) Company provides Gen-Probe with a development plan for each of the IC NAT Assays within six months following the Effective Date, with the development plan for the IC NAT Assay for MRSA being submitted first; and (ii) Company completes development of the IC NAT Assays pursuant to such development plan within two years following the date the parties agree on such development plan using the procedure in Section 2.5(c). If Company does not provide Gen-Probe with a development plan for an IC NAT Assay within six months following the Effective Date or fails to complete development of an IC NAT Assay pursuant to a development plan within two years following the date the parties agree on such development plan using the procedure in Section 2.5(c), or earlier fails to develop the applicable IC NAT Assay(s), then Gen-Probe shall have no further obligation under this Section 2.5 with respect to the applicable IC NAT Assay(s).

(b) Contents of Development Plans. Company anticipates that the development plan(s) that Company submits to Gen-Probe for each of the IC NAT Assays shall be structured to seek development and regulatory approval for the IC NAT Assay on CUDA before the IC NAT Assay is adapted for use on Panther or another Gen-Probe instrument. The portion of each IC NAT Assay development plan concerning integration with Panther will:

(i) Detail the necessary integration work required to meet the requirements of Gen-Probe’s quality system for clinical diagnostic assays on Panther;

(ii) Detail the clinical studies to be performed to obtain any regulatory clearances necessary to market the IC NAT Assay in the different regions of the world, including the United States;

(iii) Specify that Gen-Probe will have the option to assume control of all regulatory filings to obtain any regulatory clearances necessary to market the IC NAT Assay on Panther in the different regions of the world, including the United States; and

(iv) Specify a time period for Company to provide Gen-Probe with updates regarding its development efforts with respect to the IC NAT Assay, including obstacles it encounters.

(c) Agreement to Development Plan. Upon Gen-Probe’s receipt of the development plan for each of the IC NAT Assays, Gen-Probe may propose reasonable revisions to the development plan to improve the likelihood that performance of the development plan will result in an IC NAT Assay that can secure regulatory approval and achieve commercial acceptance. Company shall consider Gen-Probe’s proposed revisions in good faith and if the parties are in disagreement regarding the development plan they shall meet to resolve any differences to their mutual satisfaction, it being understood that one goal of the development plan will be the development of an IC NAT Assay that can be performed on Panther and satisfy necessary commercial acceptance performance criteria as determined by Gen-Probe.

(d) Dispute Resolution. If, the parties are unable to resolve any matter concerning an IC NAT Assay development plan, then at the written request of either party, the issue shall be referred to the Chief Executive Officer of Company and the Senior Vice President of Business Development of Gen-Probe. Such officers of the parties will meet promptly thereafter and shall negotiate in good faith to resolve such issue for up to 30 days from the date that such issue was submitted to the officers for resolution. If such officers are unable to resolve such issue within 30 days of commencing such negotiations, then the matter shall be submitted to an individual with expertise in the development of NATs for Infection Control Applications who is acceptable to both of the parties (the “Expert”), or if the parties are unable to agree upon the Expert, each party shall select its own individual who would qualify as an Expert and those two individuals shall select the Expert. The parties will provide the proposed IC NAT Assay development plan to the Expert and identify any areas of disagreement with respect to such development plan. The parties agree that the Expert’s determination regarding any such areas of disagreement shall be final and binding and the development plan as revised to reflect the Expert’s determination shall be deemed to be agreed upon by the parties. The parties shall share equally all costs of the Expert.

(e) Development and Commercialization. When the parties have agreed on the development plan for an IC NAT Assay, then the following shall occur and the parties shall enter into any separate agreement(s) on mutually acceptable terms as necessary or appropriate to implement the following:

(i) Company shall, at its sole cost and expense, perform the development plan and will keep Gen-Probe informed of development efforts.

(ii) Gen-Probe and Company will share Commercialization Costs (including the costs of obtaining rights to any necessary or desirable third party intellectual property) for such IC NAT Assays on Panther and, at Gen-Probe’s election, other Gen-Probe instruments (but not CUDA), with each party responsible for a mutually agreed portion of such Commercialization Costs.

(iii) Company shall be responsible, at its sole cost and expense, for the development and integration of the applicable IC NAT Assay onto Panther and, at Gen-Probe’s election, other Gen-Probe instruments, and the manufacture and supply to Gen-Probe of the applicable IC NAT Assay(s).

(iv) Gen-Probe shall be the primary interface with Panther customers and customers of other Gen-Probe instruments and will be responsible for the sale, distribution, installation and support of Panther and other Gen-Probe instruments and the IC NAT Assays for use on Panther and other Gen-Probe instruments.

(v) Gen-Probe and Company will establish a transfer price for all IC NAT Assays for use on Panther and, at Gen-Probe’s election, other Gen-Probe instruments, that provides each party with a [*] share of revenue realized from sales of the IC NAT Assays on Panther and, at Gen-Probe’s election, other Gen-Probe instruments.

(f) Other Infection Control Applications. Company may propose to Gen-Probe the joint development of NATs for commercialization by Gen-Probe on Panther and other instruments for one or more Infection Control Applications other than MRSA, VREF and C.diff. With respect to such proposal, Gen-Probe shall have no obligation to undertake joint development, but each party shall be obligated to make and consider such proposals using the same procedure as outlined under Section 2.2(c) and (e).

2.6. Joint Marketing for Industrial Applications. In the event that a customer or prospective customer of Company for Products for the Company Field expresses an interest in entering into an agreement for the purchase of NATs from Company for Industrial Applications and wishes to use such NATs on Panther or a Tigris® instrument, Company and Gen-Probe will attempt to accommodate such customer, and negotiate in good faith an agreement, containing mutually acceptable terms, to allocate responsibility with respect to securing and maintaining such customer opportunity and to allocate income from such customer with respect to such sales opportunity. It is anticipated that any such agreement will provide for Company to be responsible for the integration of the NATs onto the new instrument and the sale of the NATs and for Gen-Probe to be responsible for the sale, installation and support of the Gen-Probe instrument under an agreed upon service contract. Each party will be solely responsible for its travel, lodging and other expenses incurred in connection with any such joint sales efforts. If the parties are unable to configure a sales opportunity to such a customer and such customer is willing to enter into separate agreements with each party, then the parties may pursue such opportunity separately.

2.7. Limited Right to Use Gen-Probe Marks.

(a) Except as otherwise provided herein, and unless otherwise directed in writing by Gen-Probe, Company shall include the Gen-Probe name or logo (“Gen-Probe Marks”) on all packaging and labeling of Products (excluding CUDA when used in (i) Biopharmaceutical Manufacturing Applications, (ii) Water Testing Applications, (iii) Food Manufacturing Applications, (iv) Environmental Applications; (v) Veterinary Applications; or (vi) Bioterrorism Applications), and on all advertising and promotional materials related to such Products; provided that Company’s name or logo shall be more prominent than the Gen-Probe Marks. Notwithstanding the foregoing, until such time as Gen-Probe is no longer manufacturing the Mycoplasma and Pseudomonas assays for Millipore (such products, the “Specified Millipore Products”) the packaging and labeling of, and advertising and promotional materials related to, such Specified Millipore Products shall (A) include the Gen-Probe Marks, (B) not include the Company name or logo, (C) not be subject to the prominence requirements set forth in the preceding sentence, and (D) be subject to the approval of Millipore.

(b) Gen-Probe shall and hereby does grant to Company the nonexclusive, royalty-free right to use the Gen-Probe Marks to the extent necessary in connection with the commercialization of Products in accordance with this Agreement. Gen-Probe shall retain the ownership of the entire right, title and interest in and to the Gen-Probe Marks, and all goodwill associated with or attached to the Gen-Probe Marks arising out of the use thereof by Company and its Affiliates, licensees and sublicensees shall inure solely to the benefit of Gen-Probe. Company agrees that it will not contest, oppose or challenge Gen-Probe’s ownership of the Gen-Probe Mark. Company agrees that it will not at any time do or suffer to be done any act or thing that will in any way impair Gen-Probe’s ownership of or rights in and to the Gen-Probe Marks or any registration thereof or that may depreciate the value of the Gen-Probe Marks or the reputation of Gen-Probe. Company agrees that in using Gen-Probe Marks upon any packaging or labeling of Products, or on any advertising or promotional materials related to Products, it will not represent in any way that it has any right or title to the ownership of the Gen-Probe Marks or the registration thereof. Company shall obtain the prior written approval of Gen-Probe regarding the form and manner in which the Gen-Probe Marks will be used upon, in connection with, or in relation to, the Products, or any packaging, labels, containers, advertisements and other materials related thereto.

(c) The right and the obligation of Company to include Gen-Probe Marks on all packaging and labeling of Products, and on all advertising and promotional materials related to Products as set forth in Section 2.7(a)-(b) shall expire upon the closing of an initial public offering of the Company’s Common Stock or upon the closing of a Corporate Reorganization (as defined in the Investor Rights Agreement).

3.	ROYALTIES

3.1. Royalties.

(a) Gen-Probe. In addition to the equity issued to Gen-Probe pursuant to the Contribution Agreement, in partial consideration of the contribution of the Assets under the Contribution Agreement and the grant of the rights by Gen-Probe under Section 2.1, Company shall pay Gen-Probe royalties on Net Sales at the rates set forth on Schedule 3.1 under the heading “Total Gen-Probe Royalties” for Products for use on CUDA, Panther or Gen-Probe’s Tigris® instrument, as applicable.

(b) Third Parties. In addition to the royalties payable to Gen-Probe under Section 3.1(a), Company shall be responsible for and pay the royalties payable to PHRI and Stanford under the Existing Licenses with respect to Products sold under this Agreement, each as set forth on Schedule 3.1. All payments due by Company under this Section 3.1(b) to PHRI or Stanford shall be paid by Company to Gen-Probe no later than 5 business days prior to the date such payment is due under the Existing Licenses, and Gen-Probe shall make such payment to PHRI or Stanford, as applicable.

(c) Maximum Payment. The royalties payable by Company as provided under Sections 3.1(a) and (b) shall not exceed a maximum of [*] of aggregate annual Net Sales, except that such maximum shall instead be [*] of aggregate annual Net Sales of Products for Infection Control Applications. If Gen-Probe negotiates a reduction in the royalty payable under any Existing License such that Company’s royalty obligation in respect of such Existing License is reduced, then the royalties payable to Gen-Probe under Section 3.1(b) shall automatically be [*]. Company agrees to pay an aggregate of up to [*] as consideration for the elimination of ongoing royalty obligations under the Existing Licenses.

3.2. Royalty Credit.

(a) Credit for Third Party Royalty Payments. On a Product-by-Product basis, if Company makes royalty payments (or lump sum payments in lieu of royalties) to one or more Third Parties (“Third Party Royalty Payments”) to obtain licenses or similar rights under issued patents owned by a Third Party which, in the absence of a license or other grant of rights to such Third Party issued patents, would preclude practice of the Gen-Probe Intellectual Property applicable to such Product in a country, then Company may, beginning from the date such Third Party Royalty Payments are first made, deduct [*] of the amount of such Third Party Royalty Payments actually made from the royalties payable to Gen-Probe with respect to the applicable Product in such country until such amount has been deducted in full; provided that such deductions shall not exceed [*] of the royalties payable to Gen-Probe with respect to such Product; provided further that no credit or deduction shall apply to any royalties payable under any Existing License except as provided in Sections 4.7, 4.8 and 8.2 of the PHRI Agreement and Section 6.4 of the Stanford Agreement, as applicable.

(b) Additional Credit. If, other than as provided in Section 3.2(a), on a Product-by-Product basis, Company reasonably determines to obtain licenses or similar rights under issued patents owned by a Third Party to avoid infringement of any Third Party patent- protected technology resulting from the use, sale or manufacture of any Product in a given country, and Company would be obligated to make royalty payments (or lump sum payments in lieu of royalties) to such Third Party that, in addition to the royalties payable by Company under Section 3.1, would make it commercially unviable for Company to commercialize such Product in such country, then Company and Gen-Probe will discuss in good faith the possibility of deducting a reasonable portion (not to exceed [*]) of such payments actually made from the royalties payable to Gen-Probe with respect to such Product in such country; provided that in no event shall any deduction under this Section 3.2(b), together with any deduction from royalties pursuant to Section 3.2(a), exceed [*] of the royalties payable to Gen-Probe with respect to such Product; provided further that no credit or deduction shall apply to any royalties payable under any Existing License except as provided in Sections 4.7, 4.8 and 8.2 of the PHRI Agreement and Section 6.4 of the Stanford Agreement, as applicable.

3.3. Royalty Term. Company shall pay Gen-Probe royalties with respect to each Product on a country-by-country basis in each country in which the Product is manufactured or sold from the first sale of such Product in such country until the later of (a) the date of the expiration or revocation or complete rejection of the last to expire or to be revoked or to be completely rejected of any Valid Claim covering such Product in the country in which the Product is manufactured or sold, or (b) 10 years after the first sale of such Product in such country. Upon expiration (but not early termination pursuant to Section 8.2) of the term for payment of royalties for a given Product in a given country under this Section 3.3, if all royalties due with respect to such Product in such country have been paid in full, the license granted by Gen-Probe to Company under Section 2.1(a) with respect to such Product and country shall remain in effect on a perpetual, non-exclusive and fully paid basis.

4.	PAYMENT; RECORDS; AUDITS

4.1. Payment; Reports. Except as otherwise provided in Section 3.1(b) with respect to royalties due to PHRI and Stanford under the Existing Licenses, all payments due to Gen-Probe under this Agreement shall be paid within 60 days of the end of each Calendar Quarter. Each such payment shall be accompanied by a report of Net Sales of Products by Company and its Affiliates, licensees and sublicensees in sufficient detail to permit confirmation of the accuracy of the payment made and of the payments due to PHRI and Stanford for such Calendar Quarter (provided, however, that, for purposes of clarification, such payments to PHRI and Stanford shall be due and payable 5 business days prior to the due date for such payments under the PHRI Agreement and the Stanford Agreement, respectively, as set forth in Section 3.1(b)), including, on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of such Products, and the exchange rates used (as calculated pursuant to Section 4.2). Company will make payments of royalties due under the Existing Licenses on a timely basis to Gen-Probe in accordance with Section 3.1(b), and will accompany each such payment with the payment report required by the applicable Existing License in addition to the report provided in accordance with this Section 4.1.

4.2. Exchange Rate; Manner and Place of Payment. All payments to Gen-Probe hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the simple average of all Mondays’ exchange rate for buying United States Dollars of the country where such Net Sales occurred as published by The Wall Street Journal, Western U.S. Edition, for the Calendar Quarter in which such sales were made. All payments owed to Gen-Probe under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Gen-Probe, unless otherwise specified in writing by Gen-Probe.

4.3. Income Tax Withholding. Gen-Probe will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Company, Company will (a) deduct such taxes from the payment made to Gen-Probe, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Gen-Probe and certify its receipt by the taxing authority within 30 days following such payment.

4.4. Audits. During the Term and for a period of three years thereafter, Company shall keep (and shall cause its Affiliates, licensees and sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Gen-Probe to confirm the accuracy of all payments due hereunder. Gen-Probe shall have the right to cause an independent, certified public accountant reasonably acceptable to Company to audit such records to confirm Net Sales and payments for a period covering not more than the three years preceding the date the applicable payment was made. Such audits may be exercised during normal business hours upon a minimum of 30 days prior written notice to Company, but no more frequently than once per year. Prompt adjustments shall be made by the parties to reflect the results of such audit. Gen-Probe shall bear the full cost of such audit unless such audit discloses an underpayment by Company of more than 5% of the amount of royalty payments due as provided in this Agreement, in which case, Company shall bear all reasonable costs of such audit and shall promptly remit to Gen-Probe the amount of any underpayment. Without limiting the foregoing, Company shall be subject to the audit provisions of the Teknika Agreement and the applicable Existing License with regard to records and payments under such Existing License.

4.5. Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the annual rate equal to 1% above the prime interest rate reported in The Wall Street Journal, Western U.S. Edition for the due date; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the party entitled to payment from exercising any other rights it may have as a consequence of the lateness of any payment.

5.	INTELLECTUAL PROPERTY MATTERS

5.1. Future Inventions.

(a) Gen-Probe Inventions. Any Information and inventions arising out of work conducted by or on behalf of Gen-Probe after the Effective Date will be owned by Gen-Probe and, to the extent that such inventions constitute improvements, enhancements or modifications to the Assets and/or the Gen-Probe Technology that are necessary, used in or useful for the Company Field, such inventions and the intellectual property rights therein will be included in the Gen-Probe Technology and subject to the rights granted under Section 2.1, with no royalties payable for such improvements, enhancements or modifications in addition to those set forth in Section 3.

(b) Company Inventions.

(i) Any Information and inventions arising out of work conducted by or on behalf of Company (but in no event any work conducted by Gen-Probe as contemplated herein) after the Effective Date that constitute improvements, enhancements or modifications to the Assets and/or the Gen-Probe Technology (“Company Inventions”), and the intellectual property rights therein, including patent applications filed and patents that issue based on such Company Inventions (collectively, “Company Future Intellectual Property Rights”), will be owned by Company.

(ii) Company will retain all rights to file patent applications based on Company Inventions (“Company Future Patents”). Prosecution and enforcement matters with respect to such Company Future Patents will be handled in the same manner as prosecution and enforcement matters with respect to Gen-Probe Patents are handled under Sections 5.2 and 5.3, but with references to Gen-Probe and Company in such sections (and in applicable defined terms used in such sections) being reversed, and references in such sections (and in applicable defined terms used in such sections) to Gen-Probe Patents instead being references to Company Future Patents and to matters within the Company Field instead being references to matters outside the Company Field.

(iii) Company hereby grants Gen-Probe an irrevocable, exclusive license, with the right to sublicense, to the Company Inventions and under the Company Future Intellectual Property Rights to make, have made, use, import, sell, offer for sale and have sold products outside of the Company Field. The license granted to Gen-Probe under this Section 5.1(b)(iii) shall be royalty-free, except that Gen-Probe will pay Company a royalty equal to [*] of Net Sales for CUDA instruments and NATs and other consumables for use with CUDA or other instruments (if applicable) that are developed by Company and used by Gen-Probe pursuant to such license outside of the Company Field (“Gen-Probe Products”). For the avoidance of doubt, Gen-Probe will not be required to pay royalties to Company on any instruments, including, without limitation, CUDA instruments, which are supplied by Company to Gen-Probe pursuant to a separate supply agreement or arrangement. Sections 3.2, 3.3 and 4 shall apply to the calculation and payment of such royalties on Gen-Probe Products, but with references to Gen-Probe and Company in such sections (and in applicable defined terms used in such sections) being reversed, and references in such sections (and in applicable defined terms used in such sections) to Products being deemed references to the applicable Gen-Probe Product and to Gen-Probe Intellectual Property being deemed references to Company Future Intellectual Property Rights).

5.2. Patent Prosecution and Maintenance. Gen-Probe will have the sole right and use commercially reasonable good faith efforts to prosecute, issue and maintain those patent applications and patents included in the Gen-Probe Patents, including using commercially reasonable good faith efforts to seek broad claims within the Company Field, subject to Company’s right to review and comment (such comment not to be unreasonably delayed after prompt notice to Company of any such actions and decisions). Company will reimburse Gen-Probe for an allocable portion of the costs of prosecution, issuance and maintenance of the Gen-Probe Patents and the Stanford Patents, such allocation being made with reference to the relative size of the Company Field and the other fields in which the Gen-Probe Patents and Stanford Patents are used. If Gen-Probe elects not to file in a particular country or to discontinue prosecution, issuance, or maintenance of one or more of the Gen-Probe Patents (other than as appropriate in the ordinary course of patent prosecution), Gen-Probe will give timely notice to Company and Company may, at its option and expense, elect to continue the prosecution, issuance and maintenance of such Gen-Probe Patents in the applicable country(ies). Gen-Probe will provide such reasonable assistance as is reasonably necessary to allow Company to assume the prosecution of such affected patent application(s) or maintenance of such affected patent(s) within the Gen-Probe Patents.

5.3. Infringement by Third Parties. Gen-Probe will have the right, but not the obligation, at its own expense to bring and control an action to enforce the Gen-Probe Patents, whether the infringement has occurred in the Company Field or not; provided, however, that Company will be entitled to join and participate in any such action at its own expense to the extent the alleged infringement would have a material adverse effect in the Company Field, provided that Gen-Probe will maintain control of and direction of such action. If Gen-Probe does not bring an action against the alleged infringer within 60 days after written notice from Company and the alleged infringement has occurred in the Company Field, Company may request that Gen-Probe bring and control such an action with respect to infringement in the Company Field, which request shall explain the rationale and support for taking such an action, which Gen-Probe will consider in good faith subject to agreement between Company and Gen-Probe on an appropriate sharing of costs of bringing such action, provided that Gen-Probe will maintain control of and direction of such action. Each party shall promptly notify the other par1y if it learns of any infringement matter concerning the Gen-Probe Patents. The expense of the parties in bringing suit will first be reimbursed out of any moneys recovered, with the party bringing the suit being reimbursed first. Except as otherwise agreed pursuant to any cost-sharing arrangement, the balance of any recovery shall be distributed: (a) with respect to the portion (percentage) of the total recovery that is reasonably related to infringement in the Company Field, (i) to Company in an amount equal to its lost profits or a reasonable royalty on the sales of the infringer (whichever measure of damages shall have been applied) with respect to the portion (percentage) of the total recovery that is reasonably related to infringement in the Company Field, and (ii) then to Gen-Probe in an amount equal to the royalties and other fees due Gen-Probe based on such sales (if a sales of the infringer measure of damages is applied) or a reasonable approximation of the royalties that Company would have owed to Gen-Probe on sales of Products that Company lost to the infringer (if a lost profits measure of damages is applied); and (b) 100% to Gen-Probe with respect to the portion (percentage) of the total recovery that is reasonably related to infringement outside the Company Field. The balance, if any, remaining after Company has been compensated for lost profits or lost sales within the Company Field and Gen.-Probe has been compensated for lost royalties in respect of infringement within the Company Field and Gen-Probe has recovered all direct damages in respect of infringement outside the Company Field shall be divided as follows: (1) 20% to Gen-Probe and 80% to Company with respect to the portion (percentage) of the total recovery that is reasonably related to infringement in the Company Field; and (2) 100% to Gen-Probe with respect to the portion (percentage) of the total recovery that is reasonably related to infringement outside the Company Field.

5.4. Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activities of either party contemplated by This Agreement infringe or may infringe the intellectual property rights of such Third Party. Gen-Probe shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Gen-Probe’s activities, at its own expense and by counsel of its own choice, and Company shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Company shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Company’s activities at its own expense and by counsel of its own choice, and Gen-Probe shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 5.4 in a manner that diminishes the rights or interests of the other party without the written consent of such other party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.5. Marking. All Products shall be marked with the patent numbers of issued patents within the Gen-Probe Technology that cover such Products or, if applicable, marked to indicate “patent pending” status, each to the extent permitted by law in countries in which such markings have notice value against infringers of patents. Gen-Probe shall ensure that all products or laboratory services provided through the use of products that are covered by or use any Company Future Intellectual Property Rights that are sold or provided by Gen-Probe (or its sublicensees) shall be marked with the patent numbers of issued Company Future Patents or, if applicable, marked to indicate “patent pending” status, each to the extent permitted by law in countries in which such markings have notice value against infringers of patents.

6.	REPRESENTATIONS AND WARRANTIES; DISCLAIMER

6.1. Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. Gen-Probe represents and warrants to Company that Gen-Probe has the right, power and authority to grant the licenses and sublicenses granted under Section 3.1

6.2. Mutual Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each party expressly does not warrant the success of any product or the safety or usefulness for any purpose of the technology it provides hereunder.

6.3. PHRI and Stanford Disclaimer. NEITHER PHRI NOR STANFORD HAS MADE ANY REPRESENTATION OR EXTENDED ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PHRI PATENTS AND THE STANFORD PATENTS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES. Nothing in the Stanford Agreement or any rights granted under this Agreement with respect to the Stanford Patents is or shall be construed as: (a) a warranty or representation by Stanford as to the validity or scope of any Stanford Patents; (b) a warranty or representation that anything made, used, sold, or otherwise disposed of under any sublicense granted under Section 2.1(b) is or will be free from patents, copyrights, and other rights of third parties; (c) an obligation by Stanford to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Section 12 of the Stanford Agreement; or (d) granting by implication, estoppel, or otherwise any licenses under Patents of Stanford or other persons other than the Stanford Patents, regardless of whether such Patents are dominant or subordinate to any Stanford Patents.

6.4. Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE OR SUBLICENSE GRANTED HEREUNDER; provided, however, that this Section 6.4 shall not be construed to limit (a) either party’s indemnification obligations under Section 9 with respect to third party claims, (b) a party’s obligation to make royalty payments under Section 3 or Section 5.l(b)(iii), as applicable, when due hereunder, or (c) either party’s remedies for breach by the other party of the obligations set forth in Section 7.

7.	CONFIDENTIALITY

7.1. Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for five years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”). For purposes of clarification, all Gen-Probe Intellectual Property, Gen-Probe Technology, Industrial Information, Industrial Software and Industrial Information Technology shall be Confidential Information of Gen-Probe and all Company Future Intellectual Property Rights and Company Future Patents shall be Confidential Information of Company. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

7.2. Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or (e) is the subject of a written permission to disclose provided by the disclosing party.

7.3. Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

(a) prosecuting or defending litigation as permitted by this Agreement;

(b) complying with applicable court orders or governmental regulations; and

(c) disclosure to Affiliates, licensees, sublicensees, employees, consultants and agents in connection with performance of activities contemplated by this Agreement or to other Third Parties in connection with due diligence or similar investigations by such Third Parties, including disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, licensee, sublicensee, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and nonuse at least equivalent in scope to those set forth in this Section 7.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 7.3(a) or (b), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by applicable laws, rules or regulations.

8.	TERM AND TERMINATION

8.1. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue in each country until the expiration of the obligation to make payments under Section 3 and, as applicable, Section 5.1(b)(iii) in such country, unless earlier terminated in accordance with Section 8.2.

8.2. Termination.

(a) Termination by Company. Company shall have the right to terminate this Agreement upon 60 days’ prior written notice to Gen-Probe upon or after the breach by Gen-Probe of any material provision of this Agreement if Gen-Probe has not cured such breach within the 60-day period following written notice of termination by Company.

(b) Termination by Gen-Probe.

(i) Gen-Probe shall have the right to terminate this Agreement upon 30 days’ prior written notice to Company upon or after the breach by Company of any payment obligation under this Agreement if Company has not cured such breach within the 30-day period following written notice of termination by Gen-Probe.

(ii) Gen-Probe shall have the right to terminate this Agreement upon 60 days’ prior written notice to Company upon or after the breach by Company of any material provision of this Agreement (other than a payment breach which is addressed in Section 8 2(b)(i)) if Company has not cured such breach within the 60-day period following written notice of termination by Gen-Probe.

(iii) Gen-Probe shall have the right to terminate this Agreement upon 60 days’ prior written notice to Company if the Company fails to expend at least $5,000,000 on the development of CUDA and NATs for the Company Field during any 12-month period prior to the first commercial sale of Products in the Company Field if Company has not cured such breach within the 60-day period following written notice of termination by Gen-Probe.

(iv) Gen-Probe shall have the right to terminate this Agreement immediately upon written notice to Company if Company or any of its Affiliates licensees or sub licensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Patent within the Gen-Probe Technology.

(v) Gen-Probe shall have the right to terminate this Agreement immediately upon written notice to Company upon or after (A) the bankruptcy, dissolution or winding up of Company (other than a dissolution or winding up for the purpose of reconstruction or amalgamation), provided that in the case of involuntary proceedings such proceedings are not discharged or set aside within ninety (90) days after they are filed or issued; or (B) any Company Event prior to the Satisfaction of Initial Funding Requirement.

8.3. Effect of Termination; Surviving Obligations.

(a) Effect of Termination. Upon termination of this Agreement pursuant to Section 8.2,

(i) all rights, granted by Gen-Probe to Company under Section 2.1 shall automatically terminate and revert to Gen-Probe, except as otherwise provided in Section 8.3(b);

(ii) Company shall return all Gen-Probe Know-How in its possession to Gen-Probe within 30 days of such termination; and

(iii) any licenses granted by Company to Gen-Probe under Section 5.1(b)(iii) shall remain in effect in accordance with their terms, and the applicable provisions of Sections 3 and 4 as they apply to the royalty payments to be made by Gen-Probe to Company under Section 5.1(b)(iii), as well as Sections 5.1(b)(ii), 5.2 and 5.3 as they apply to Company Future Patents shall remain in effect for so long as such licenses remain in effect.

(b) Effect of Termination by Gen-Probe. Upon termination of this Agreement by Gen-Probe pursuant to Section 8.2(b),

(i) all sublicenses (if any) granted by Company under this Agreement shall remain in full force; provided that (A) such sublicensee is not then in breach of its sublicense agreement, (B) such sublicensee agrees to be bound to Gen-Probe as the licensor under the terms and conditions of its sublicense agreement, as modified by the provisions of this Section 8 3(b)(i), (C) such sublicensee, at Gen-Probe’s written request, assumes in a signed writing, the same obligations to Gen-Probe as those assumed by Company under Sections 2.1(a), 2.1(c) - (g), 2.4, 2.7, 4, 5.5, 6, 7 and 9.2-9.4 of this Agreement, (D) Gen-Probe shall have the right to receive any payments payable to Company under such sublicense agreement to the extent they are attributable to such sublicensee’s right under such sublicense to use and exploit Gen-Probe Patents and Gen-Probe Know How, and (E) Gen-Probe shall not assume, and shall not be responsible to such sublicensee for, any representations, warranties or obligations of Company to such sublicensee, other than to permit such sublicensee to exercise any rights to Gen-Probe Patents or Gen-Probe Know How that are granted under such sublicense agreement consistent with the terms of this Agreement;

(ii) if the Millipore Agreement assumed by Company pursuant to the Contribution Agreement remains in effect at the time of termination of this Agreement by Gen-Probe under Section 8.2(b), then to the extent Millipore has a license under the Gen-Probe Technology pursuant to the terms of the Millipore Agreement, such license shall remain in full force and become a direct license from Gen-Probe on the terms set forth in the Millipore Agreement during the term of the Millipore Agreement; provided that (A) Millipore is not then in breach of the Millipore Agreement, (B) Gen-Probe shall have the right to receive from Millipore quarterly payments equal to a percentage of the end-user price of each Product sold by Millipore under the Millipore Agreement following termination of this Agreement (with any payments due to Company from Millipore under the Millipore Agreement being reduced by the amount of such payments by Millipore to Gen-Probe), where such percentage is equal to: (1) the average amount paid under this Agreement by Company to Gen-Probe per unit of Product sold by Millipore during the last twelve (12) months of the Term of this Agreement, divided by (2) the average end-user price of each such unit of Product sold by Millipore under the Millipore Agreement during the last twelve (12) months of the Term of this Agreement, and (C) Gen-Probe shall not assume, and shall not be responsible to Millipore for, any representations, warranties or obligations of Company to Millipore, other than to permit Millipore to exercise any rights to the Gen-Probe Technology that are granted under the Millipore Agreement; and Company shall not amend, modify or supplement the Millipore Agreement in a manner which adversely affects the rights or obligations of Gen-Probe under this Section 8.3(b)(ii) or Section 2.1(g) without the prior written consent of Gen-Probe; and

(iii) if the GE Betz Agreement assumed by Company pursuant to the Contribution Agreement remains in effect at the time of termination of this Agreement by Gen-Probe under Section 8.2(b), then to the extent GE Betz has a license under the Gen-Probe Technology pursuant to the terms of the GE Betz Agreement, such license shall remain in full force and become a direct license from Gen-Probe on the terms set forth in the GE Betz Agreement during the term of the GE Betz Agreement; provided that (A) GE Betz is not then in breach of the GE Betz Agreement, (B) Gen-Probe shall have the right to receive from GE Betz quarterly payments equal to a percentage of the end-user price of each Product sold by GE Betz under the GE Betz Agreement following termination of this Agreement (with any payments due to Company from GE Betz under the GE Betz Agreement being reduced by the amount of such payments by GE Betz to Gen-Probe), where such percentage is equal to: (1) the average amount paid under this Agreement by Company to Gen-Probe per unit of Product sold by GE Betz during the last twelve (12) months of the Term of this Agreement, divided by (2) the average end-user price of each such unit of Product sold by GE Betz under the GE Betz Agreement during the last twelve (12) months of the Term of this Agreement, and (C) Gen-Probe shall not assume, and shall not be responsible to GE Betz for, any representations, warranties or obligations of Company to GE Betz, other than to permit GE Betz to exercise any rights to the Gen-Probe Technology that are granted under the GE Betz Agreement; and Company shall not amen, modify or supplement the GE Betz Agreement in a manner which adversely affects the rights or obligations of Gen-Probe under this Section 8.3(b)(iii) without the prior written consent of Gen-Probe.

(c) Surviving Obligations. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as otherwise provided herein, the provisions of Section 1, 4.4, 5.1(a), 5.1(b)(i), 6.2, 6.3, 6.4, 7, 8.3, 8.4, 8.5, 8.6, 9, 10 and 11 shall survive the expiration or termination of this Agreement. In addition, the last sentence of Section 3.3 shall survive any expiration (but not termination) of this Agreement.

(d) Within 30 days following the expiration or termination of this Agreement, except to the extent and for so long as Gen-Probe retains rights under Section 8.3(a)(iii), each party shall deliver to the other party any and all Confidential Information of the other party in its possession.

8.4. Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

8.5. Damages; Relief. Subject to Section 8.4 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

8.6. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by either party to the other party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding-by or against either party under the U.S. Bankruptcy Code, the party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

9.	INDEMNIFICATION

9.1. Indemnification by Gen-Probe. Gen-Probe hereby agrees to save, defend and hold Company and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, a “Company Indemnitee”) harmless from and against any and all demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys’ fees (collectively, “Losses”) to which any Company Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the manufacture, use, handling, storage, sale or other disposition of any Gen-Probe Product by Gen-Probe or any of its Affiliates, licensees or sublicensees; (b) the breach by Gen-Probe of any material warranty, representation, covenant or agreement made by Gen-Probe in this Agreement; or (c) the negligence or willful misconduct of Gen-Probe; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Company Indemnitee or the breach by Company of any material warranty, representation, covenant or agreement made by Company in this Agreement.

9.2. Indemnification by Company.

(a) Of Gen-Probe. Company hereby agrees to save, defend and hold Gen-Probe and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns (each, a “Gen-Probe Indemnitee”) harmless from and against any and all Losses to which any Gen-Probe Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the manufacture, use, handling, storage, sale or other disposition of any Product by Company or any of its Affiliates, licensees or sublicensees; (b) the breach by Company of any material warranty, representation, covenant or agreement made by Company in this Agreement; or (c) the negligence or willful misconduct of Company; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Gen-Probe Indemnitee or the breach by Gen-Probe of any material warranty, representation, covenant or agreement made by Gen-Probe in this Agreement.

(b) Of PHRI. Company shall indemnify, defend and hold harmless PHRI, its trustees, officers, faculty, staff and employees against all claims and expenses, including legal expenses and attorneys’ fees, arising out of death or injury to any person, damage to property or any other claim, proceeding, demand and liability resulting from Company’s activities performed pursuant to the rights granted to it under the PHRI Agreement pursuant to this Agreement.

(c) Of Stanford. Company hereby agrees to indemnify, hold harmless and defend Stanford and its trustees, officers, employees, students and agents against any and all claims for death, illness, personal injury, property damage and improper business practices arising out of the manufacture, use, sale or other disposition of Stanford Patents, inventions claimed in Stanford Patents or Licensed Products (as defined in the Stanford Agreement) by Company, its sublicensees or their customers.

9.3. Control of Defense. Any entity entitled to indemnification under this Section 9 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.

9.4. Insurance. Each party, at its own expense, shall maintain product liability and other insurance appropriate for activities contemplated by this Agreement (or self-insure) in an amount consistent with industry standards during the Term. Without limiting the foregoing, Company shall also comply with the insurance requirements under the Stanford Agreement.

10. DISPUTE RESOLUTION. The parties hereby acknowledge and agree that any claim, dispute, controversy or disagreement arising under or relating to the parties’ rights and obligations under this agreement shall be subject to the dispute resolution and arbitration provisions outlined in section 6.17 of the contribution agreement.

11.	GENERAL PROVISIONS

11.1. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of California, excluding its conflicts of laws principles.

11.2. Entire Agreement; Modification. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

11.3. Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

11.4. Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right; in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

11.5. Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably conditioned, delayed or withheld); provided, however, that

(a) Gen-Probe may assign this Agreement and its rights and obligations hereunder without Company’s consent at any time after the Effective Date and Company may assign this Agreement and its rights and obligations hereunder without Gen-Probe’s consent at any time after Satisfaction of Initial Funding Requirements, in either case in connection with the transfer or sale of all or substantially all of the business or assets of such assigning party to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided that in the event of such a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; and

(b) either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent at any time after the Effective Date to an Affiliate of such assigning party, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

11.6. No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it, except as expressly provided in Section. 9.

11.7. Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

11.8. Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c). if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Company, notices must be addressed to:

Roka Bioscience, Inc.

10210 Genetic Center Drive, Suite 101

San Diego, CA 92121

Attention: Chief Executive Officer

If to Gen-Probe, notices must be addressed to:

Gen-Probe Incorporated

10210 Genetic Center Drive

San Diego, CA 92121

Attention: General Counsel

Facsimile: (858) 410-8637

11.9. Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation (other than any payment obligation) under this Agreement by reason of any event beyond such party’s reasonable control, including acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within. 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. in no event shall any party be required to prevent or settle any labor disturbance or dispute Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three-month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 8.3, 8.4 and 8.5.

11.10. Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural; Interpretation of Other Terms. All references in this Agreement to the singular shall include the plural, where applicable, and all references to gender shall include both genders and the neuter. Use of the word “including” in this Agreement shall be deemed to be followed by the phrase “without limitation” or like expression and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it. Each accounting tern used herein that is not specifically defined herein shall have the meaning given to it under GAAP consistently applied, but only to the extent consistent with its usage and the other definitions in this Agreement.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

(f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language;

11.11. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this LICENSE AGREEMENT as of the Effective Date.

GEN-PROBE INCORPORATED		ROKA BIOSCIENCE, INC.

By:	/s/ Carl W. Hull	By:	/s/ Paul Thomas
	Carl W. Hull		Paul Thomas
	President and Chief Executive Officer		Chief Executive Officer

SIGNATURE PAGE TO LICENSE AGREEMENT

SCHEDULE 2.1(i)

Existing Third Party Agreements

1.	Agreement effective as of July 1, 2005 by and between Gen-Probe and GE Betz, Inc. (as amended);

2.	Agreement effective as of August 31, 2005 by and between Gen-Probe and Millipore Corporation (as amended);

3.	Ribosomal Nucleic Acid License and Option Agreement (for Easy Q Instrument) dated September 30, 2004 by and between Gen-Probe and bioMerieux B V (referenced as Exhibit 10.40 in Gen-Probe’s Annual Report on Form 10-K for the year ended December 31, 2008);

4.	Ribosomal Nucleic Acid License and Option Agreement (for GeneXpert Instrument) dated September 30, 2004 by and between Gen-Probe and bioMerieux, Inc. (referenced as Exhibit 1042 in Gen-Probe’s Annual Report on Form 10-K for the year ended December 31, 2008);

5.	License Agreement dated July 1, 2001 by and between Gen-Probe and Chugai Diagnostics Science Co., Ltd. (now Rebio Gen, Inc.) (referenced as Exhibit 10.46 in Gen-Probe’s Annual Report on Form 10-K for the year ended December 31, 2008);

6.	Target License Agreement dated January 1, 2004 between Gen-Probe and Tosoh Corporation (referenced as Exhibit 10.64 in Gen-Probe’s Annual Report on Form 10-K for the year ended December 31, 2008);

7.	TMA License Agreement dated January 1, 2004 between Gen-Probe and Tosoh Corporation (referenced as Exhibit 10.66 in Gen-Probe’s Annual Report on Form 10-K for the year ended December 31, 2008);

8.	License Agreement effective as of September 3, 2003 by and between Gen-Probe and Focus Technologies, Inc.

Schedule 2.1(i)

SCHEDULE 2.1(ii)

Gen-Probe’s Right to Commercialize its Existing Products in the Company Field

Gen-Probe Product Name	Catalog Number
MTC-NI	4573
AccuProbe Campylobacter	2810
AccuProbe Listeria monocytogenes	2920
AccuProbe Staphlococcus aureus	2875
AcuProbe Enterococcus	2815

Schedule 2.1(ii)

SCHEDULE 3.1

Royalties

INSTRUMENT
	CUDA		PANTHER		TIGRIS
Party/Field	Infection Control Applications		Other Industrial Applications(1)	Other Industrial Applications(1)	Other Industrial Applications(1)
PHRI	3.0	%(2)	0.0%	0.0%	0.0%
Stanford	0.5%		0.5%	0.5%	0.5%
Gen-Probe	[*]		[*]	[*]	[*]
Additional Gen-Probe	[*]		[*]	[*]	[*]
	[*]		[*]	[*]	[*]
Total Company	[*]		[*]	[*]	[*]
Total Gen-Probe Royalties	[*]		[*]	[*]	[*]

(1)	Excludes Infection Control Applications
(2)	As set forth in Section 4.6 of the PHRI Agreement, the royalties payable to PHRI under the PHRI Agreement shall be calculated using a stepped volume discount so that earned royalties determined according to Section 4.5 of the PHRI Agreement in a single calendar year shall be subject to a stepped volume discount as follows:

Ranges of Royalties Determined Under Section 4.5 of the PHRI Agreement	Multiplication Factor to Arrive at Discounted Royalty
$0 - 1,000,000	1.000
$1,000,001 - 2,000,000	0.917
$2,000,001 - 3,500,000	0.833
$3,500,001 - 4,000,000	0.750
$4,000,001 and above	0.667

Example: If the calculated royalty under Section 4.5 of the PHRI Agreement is $2,400,000, the discounted royalty is $1,000,000 × 1.000 plus $1,000,000 × 0.917 plus $400,000 × 0.833.

Schedule 3.1

EXHIBIT A

Defined Terms from Millipore Agreement

Used in Definition of Biopharmaceutical Manufacturing Applications

1.3 “Beverages” shall mean alcoholic and non-alcoholic beverages, drinks and other potable liquids intended for human consumption, including beer, wine, soft drinks, fruit juices, milk, liquid dietary supplements and packaged or bottled water (but excluding products that constitute Pharmaceuticals).

1.41 “Personal Care and Cosmetic Products” shalt mean cosmetics, fragrances, toiletries and personal use paper products. Cosmetics include make-up, hair colorants, exfoliating compounds and anti-aging skin preparations. Toiletries include products for hair care, deodorants, skin car; insect repellants and other products commonly associated with personal hygiene (but excluding products that constitute Pharmaceuticals)

1.42 “Pharmaceuticals” shall mean products or services (excluding testing samples from humans or animals for the purpose of clinical diagnostics) intended for the primary purpose of preventing or treating human or veterinary diseases, disease states or medical conditions, including: (i) therapeutic products, including pharmaceuticals, parenterals, and biopharmaceuticals; (ii) vaccines; (iii) radio pharmaceuticals; (iv) medical devices (excluding in vitro diagnostic devices or products); (v) ophthalmic products; (vi) nutraceutical products; and (vii) gene and cell therapy products.

Exhibit A-1

EXHIBIT B

Defined Terms from GE Betz Agreement

Used in Definitions of Water Testing Applications, Food Manufacturing

Applications and Environmental Applications

1.1 “Animal Carcass Wash Water Testing Field” shall mean the testing of in-process waters used to wash animal carcasses such as meat and poultry in production facilities. For the avoidance of doubt, the water to be tested may be recycled water or wastewater from any aqueous source within the subject facility (including water that has been previously used or processed within the facility or other facilities and including public wastewater)

1.1.1 For the avoidance of doubt, the Animal Carcass Wash Water Testing Field shall not include any of the following:

(a)	Any part of the Exclusive Water Testing Fields, the Beverage Water Testing Field, or the Other Microbiology Field;

(b)	Testing samples from humans or animals; or

(c)	Testing any other part whatsoever of meat and poultry production processes or production environments.

1.3 “Beverage Water Testing Field” shall mean the field of testing influent water (a) after it has been purified for use as an ingredient in beverage manufacturing processes (including without limitation when purified by reverse osmosis equipment) and (b) prior to any production process other than initial purification.

1.3.1 For the avoidance of doubt, the Beverage Water Testing Field shall not include any of the following:

(a)	Any part of the Exclusive Water Testing Fields, the Animal Carcass Wash Water Testing Field or the Other Microbiology Field; or

(b)	Testing samples from humans or animals.

1.4 “Commercial and Institutional Water Testing Field” shall mean the field of testing commercial and institutional water for the purpose of detecting, monitoring, and/or quantifying microbial agents (pathogenic and/or non-pathogenic), pollutants, and/or contaminants. In this context, the term “commercial and institutional” is intended to encompass the full range of end-users (i.e. customers who purchase water treatment products and services) who (a) do not manufacture a physical product, but (b) provide for on-site comfort heating or cooling. Examples of commercial and institutional customers include hotels, schools, universities, casinos, office buildings, and research laboratories. Commercial and Institutional applications are exemplified by testing water in influent systems (as related to any of the other systems listed herein), open evaporative cooling systems (i.e. cooling towers), once-through cooling systems, closed-loop heating and cooling systems, steam generating systems and wastewater treatment systems. For the avoidance of doubt, the water to be tested may be recycled water or wastewater from any aqueous source within the subject facility (including water that has been previously used or processed within the facility or other facilities and including public wastewater).

Exhibit B-1

1.4.1 For the avoidance of doubt, the Commercial and Institutional Water Testing Field shall not include any of the following:

(a)	Any part of the Animal Carcass Wash Water Testing Field, Beverage Water Testing Field, or the Other Microbiology Field; or

(b)	Testing samples from humans or animals.

1.25 “Industrial Water Testing Field” shall mean the field of testing industrial water for the purpose of detecting, monitoring, and/or quantifying microbial agents (pathogenic and/or non-pathogenic), pollutants, and/or contaminants. In this context, the term “industrial” is intended to encompass the full range of end-users (i.e., customers who purchase water treatment products and services) who manufacture a physical product (other than those specifically identified as part of the Other Microbiology Testing Field) and/or generate electricity. Industrial Water Testing applications are exemplified by testing water in influent systems (as related to any of the other systems listed herein), in process production systems, evaporative cooling systems (i.e. cooling towers), once-through cooling systems, closed-loop heating and cooling systems, steam generating systems, and wastewater treatment systems. For the avoidance of doubt, the water to be tested may be either (i) influent water or (ii) recycled water or wastewater from any aqueous source within the subject facility (including water that has been previously used or processed within the facility or other facilities and including public wastewater). For the further avoidance of doubt, unless specifically excluded in Other Microbiology Field, Industrial Water Testing applications shall include (by way of example and not by way of limitation) testing water in systems used to facilitate production processes and/or transport or store materials in production facilities in the following industries: hydrocarbon processing; chemical processing; mining and mineral processing; power generation; and the production of primary metals.

1.25.1 For the avoidance of doubt, the Industrial Water Testing Field shall not include any of the following:

(a)	Any part of the Animal Carcass Wash Water Testing Field, Beverage Water Testing Field or the Other Microbiology Field; or

(b)	Testing samples from humans or animals.

1.32 “Other Microbiology Testing Field” shall mean testing industrial materials, processes, and products, including food, for the purpose of detecting, monitoring, or quantifying microbial agents (pathogenic and/or nonpathogenic), pollutants, contaminants, and/or agents of biological terrorism. The Other Micro-biology Testing Field shall also include testing of Recreational Water, Environmental Water, Domestic Water, public (i.e., municipal) wastewater (except to the extent included within any Field in the Exclusive Water Testing Fields), and water used in-process for the production of pharmaceuticals, food, beverages (except to the extent of the Beverage Water Testing Field), and personal care products. Other Microbiology Testing shall also include testing for the presence of non-water borne microbial contamination in residential, commercial or institutional buildings. As used herein, “Recreational Water” shall mean natural or man-made bodies of water such as oceans, lakes, rivers, ponds, estuaries, lagoons and reservoirs that are used for public or private recreation. “Environmental Water” shall mean natural or man-made bodies of water, which are not owned by industrial end-users as defined in Section 1.25, and which are part of the natural landscape and/or serve an environmental purpose. By way of example, Environmental Water shall include such things as lakes, ponds, lagoons, reservoirs, storm water sewers, and sanitary water sewers. As used herein, “Domestic Water” shall mean water used on-site at an industrial or non-industrial end-user’s location for drinking, showering, cooking food, washing, bathing, or sanitation by the customer’s own personnel or visitors to such site.

Exhibit B-2

1.32.1 For the avoidance of doubt, the Other Microbiology Field shall not include any of the following:

(a)	Any part of the Animal Carcass Wash Water Testing Field, the Exclusive Water Testing Fields or the Beverage Water Testing Field; or

(b)	Testing samples from humans or animals.

1.35 “Public Drinking Water Testing Field” shall mean testing public drinking water production facilities (and associated water supplies and related processes) for the purpose of detecting, monitoring, and/or quantifying microbial agents (pathogenic and/or non-pathogenic), pollutants and/or contaminants in such facilities producing drinking water for public consumption. Such facilities are commonly found at the local (municipal), state, regional or federal levels. While they serve a public need, the ownership and/or operation of such plants may be public or private.

For the avoidance of doubt, the water to be tested at such production facilities may be either (1) influent water or (ii) recycled water or wastewater (including public wastewater) that has been previously used or processed

1.35.1 For the avoidance of doubt, the Public Drinking Water Testing Field shall not include any of the following:

(a)	Any part of the Animal Carcass Wash Water Testing Field, Beverage Water Testing Field or the Other Microbiology Field; or

(b)	Testing samples from humans or animals.

Exhibit B-3

EXHIBIT C

PHRI Agreement

Exhibit C-1

Exhibit C

AMENDED AND RESTATED LICENSE AGREEMENT

This Agreement is between The Public Health Research Institute of The City of New York, Inc., a not-for-profit research corporation of the State of New York, having offices at 225 Warren Street, Newark, NJ 07103 (“PHRI”), and Gen-Probe Incorporated, a California corporation having offices at 10210 Genetic Center Drive, San Diego, CA 92121 (“GEN-PROBE”), collectively “The Parties.” It amends and replaces the License Agreement having an effective date of June 25, 1997 (the “Original License”).

BACKGROUND

A. PHRI owns U.S. Patent Application Serial No. 08/439,819, which is a continuation-in-part of earlier U.S. Patent Application Serial No. 08/152,006, now abandoned, and foreign counterpart applications to those U.S. applications, and also U.S. Provisional Patent Application No. 60/015,409. These several applications disclose and claim, inter alia, improvements in fluorescently labeled nucleic acid detection probes, and kits and assays employing such probes.

B. GEN-PROBE desires a non-exclusive license under the above applications, and patents that may issue therefrom, to develop and perform Assays and market Kits in one or more fields, as reflected below, and PHRI is willing to grant such a license on the terms and under the conditions set forth below.

C. GEN-PROBE further desires an option for the right to include within its license from PHRI certain Kits to be manufactured under agreements with bioMérieux (“BMX”) of France, and PHRI is willing to grant the option for that right on the terms and conditions set forth below.

NOW THEREFORE, for and in consideration of the mutual covenants contained herein, The Parties agree as follows:

1.	Definitions.

For the purpose of this Agreement, and solely for that purpose, the terms set forth hereinafter shall be defined as follows:

1.1 “PHRI Patent Rights” shall mean:

(a)	the claims of the U.S. patents and patent applications listed in Appendix A; the claims of non-U.S. counterpart applications of those U.S. applications, including but not limited to those listed in Appendix A; and the claims of patents issuing from the foregoing U.S. applications and non-U.S. applications; and

(b)	all patent application claims and all patent claims, U.S. and foreign, that cover improvements in the foregoing claimed probes, kits and assays and whose subjects are inventions and discoveries that are made by PHRI through June 24, 2005, so long as not made under commercial sponsorship and so long as PHRI has the right to license GEN-PROBE.

1.2 “Territory” shall mean worldwide.

1.3 “Environmental Testing” shall mean the field of use comprising the in vitro measurement, observation or determination of one or more protein or nucleic acid targets of microorganisms (including bacteria, yeast, viruses and parasites) for the purpose of detecting and/or monitoring environmental contamination in (a) materials associated with a manufacturing process, excluding samples of food intended for consumption, or (b) samples collected from air, soil, water or other liquids, particles or surfaces. Environmental Testing includes testing for the presence of microbiological agents used for bioterrorism and biowarfare.

1.4 “Human In Vitro Diagnostics” (“HIVD”) shall mean the field of use comprising the in vitro measurement, observation or determination of one or more protein or nucleic acid targets in a sample obtained from a human being for medical management of that human being or for blood banking, bone marrow banking or similar banking of human tissues for human medical management, and pre-clinical uses and clinical trials for the foregoing uses, even if kits for such purposes are labeled “Research Use Only” or “Investigational Use Only.”

HIVD does not include research and development for any purpose other than as set forth in Section 2.1(c), and specifically excludes human identity testing or parentage testing, forensics, agricultural testing, food testing, quality control and assurance, detection of nucleic acid sequences in persons or in living cells, in vitro fertilization and diagnoses therefor, tests on materials obtained from animals other than humans, tests on plants, or any other testing not specifically included in the previous paragraph.

1.5 “Food Testing” shall mean the field of use comprising the in vitro measurement, observation, or determination of one or more protein or nucleic acid targets of an organism in a sample obtained from food and/or sources of food intended for human consumption in order to determine whether or not that food is fit for consumption.

1.6 “Licensed Fields” shall mean the fields of Human In Vitro Diagnostics, Food Testing, and Environmental Testing.

1.7 “Molecular Beacon Probe” shall mean a detector probe with interacting label moieties covered by any claim of PHRI Patent Rights. A Molecular Beacon Probe may be free-floating or immobilized on a solid support. A Molecular Beacon Probe may generate a signal either by binding directly to a nucleic acid target or to a target-dependent nucleic acid sequence that is generated subsequent to and is dependent upon the binding of a protein or a nucleic acid directly to a macromolecular target. Molecular Beacon Probe excludes probes that must, in order that a signal be generated, interact with a macromolecule other than a nucleic acid target or a target-dependent nucleic acid sequence, when the probe is hybridized to a nucleic acid target or to a target-dependent nucleic acid sequence.

1.8 “Assay” shall mean, collectively, all steps necessary to detect the presence or absence of, or determine the amount of, one or more protein or nucleic acid target sequences in a sample or control, including any combination of the steps of sample preparation, isolation of protein or nucleic acid sequences, amplification of targets or probes, generation of target-dependent nucleic acid sequences, detection, quantitation, analysis and reporting of results.

1.9 “Kit” shall mean, collectively, at least one Molecular Beacon Probe in combination with all such other reagents and materials, not including instrumentation or associated software, as are necessary to perform an Assay.

1.10 “Affiliate” of GEN-PROBE shall mean an organization of which GEN-PROBE owns or controls fifty percent or more of the voting stock or fifty percent or more of other ownership interest.

1.11 “Effective Date” shall mean the date on which the last signatory to this Agreement signs the Agreement.

1.12 “Straight Sale” of Licensed Kits shall mean a sale whose consideration is money only, in an arm’s length transaction, to an unrelated third-party distributor or end user not enjoying a special course of dealing with seller, wherein the Kit sale price is not affected by any other dealing, including but not limited to sale or purchase of other products or services. For pre-clinical uses and clinical studies, distribution shall be considered to be a Straight Sale, even if no charge is made by GEN-PROBE.

1.13 “Valid Claim” shall mean a claim of a patent which has not been held invalid or unenforceable by an agency or court of competent jurisdiction from which no appeal has or can be taken, or a pending claim of a patent application.

1.14 “Net Sales Price” shall apply to a Straight Sale of a Licensed Kit and shall mean GEN-PROBE’s gross invoice price less: if based on Licensed Kits only, discounts allowed and taken, in amounts customary in the trade; and sales taxes, use taxes and duties paid by GEN-PROBE for such sale.

1.15 “Molecular Switch Patents” shall mean U.S. Patents 5,118,801 and 5,312,728, and the claims of corresponding foreign patents and applications.

1.16 “Licensed Assay” shall mean an Assay that utilizes at least one Molecular Beacon Probe, wherein the Molecular Beacon Probe itself, or any combination of reagents used in the Assay, or the manufacturing or importation of either the Molecular Beacon Probe or the combination of reagents, or the Assay itself is covered by at least one Valid Claim of PHRI Patent Rights.

1.17 “Licensed Kit” shall mean a Kit for use in a Licensed Field, where the Molecular Beacon Probe, the Kit or the manufacture, sale or importation of either, or an Assay performed with the Kit is covered by at least one Valid Claim of PHRI Patent Rights,

2.	License Grant.

2.1 Subject to the terms and conditions of this Agreement, PHRI grants to GEN-PROBE a royalty-bearing, non-exclusive immunity from suit in the Territory under PHRI Patent Rights:

(a)	to itself perform Licensed Assays;

(b)	to make, have made, use, sell and promote Licensed Kits, and to pass on to end-user purchasers the right to use those Licensed Kits in the Licensed Fields under PHRI Patent Rights; and

(c)	to develop Licensed Assays and Licensed Kits, and to test Licensed Kits for quality control.

2.2 No rights are granted to sell or distribute Molecular Beacon Probes except as Kits. Further, rights under the Molecular Switch Patents are limited to inclusion or use of Molecular Beacon Probes, and no rights are granted under the Molecular Switch Patents for Kits or Assays that infringe those patents by reason of including or using a molecule that is not a Molecular Beacon Probe.

2.3 No rights are granted under any other patent or patent application owned or licensable by PHRI, including other patents already issued and other patents which may issue from patent applications that are pending or not yet filed.

2.4 Except for the right of end-user purchasers to use Licensed Kits in the Licensed Fields, the grant to GEN-PROBE is personal to GEN-PROBE, and GEN-PROBE shall have no right to sublicense, assign or otherwise transfer or share with others the rights granted in this Agreement.

2.5 Licensed Assays will be performed only by, and Licensed Kits will be marketed and sold only by, GEN-PROBE under its own name. Licensed Kits may be marketed through independent third-party distributors.

2.6 Notwithstanding Section 2.5, GEN-PROBE may exercise the rights granted under Article 2 through its Affiliates that were Affiliates as of June 25, 1997 or through its Affiliates which are 100% owned by Gen-Probe, even if formed after June 25, 1997, but only for so long as either remain Affiliates of GEN-PROBE and only to the extent that GEN-PROBE reports and pays under this Agreement on behalf of such Affiliates.

3.	BMX Option.

3.1 GEN-PROBE has agreements with BMX dated May 2, 1997, under which Assay products bearing GEN-PROBE’s name and trademarks and also BMX’s name and trademarks may be either manufactured entirely by GEN-PROBE or partly manufactured by GEN-PROBE and partly manufactured by BMX with final product assembly by BMX.

3.2 Subject to the terms and conditions of this Agreement, PHRI grants to GEN-PROBE an option to elect to include among the Assay products described in Section 3.1 Licensed Kits for the Licensed Fields of Human In Vitro Diagnostics and Food Testing, in which event such Kits will be included within the license grant of Section 2.1.

3.3 GEN-PROBE may make the election under Section 3.2 and begin development of Licensed Kits described in that section at any time during the term of this Agreement by serving written notice on PHRI accompanied by payment of the option exercise fee under Section 4.3.

3.4 Upon GEN-PROBE’s exercise under Section 3.3, BMX’s sales of Licensed Kits described in Section 3.2 will be considered sales by GEN-PROBE under this Agreement, and GEN-PROBE will account for such sales on that basis.

3.5 No rights and no option for rights are granted to BMX beyond Licensed Kits described in Section 3.2.

4.	Fees and Royalties.

For the rights granted under this Agreement, including both Article 2 and Article 3, GEN-PROBE shall pay fees and royalties set forth in this Article 4.

4.1 License Issue Fees. GEN-PROBE paid to PHRI on signing of the Original License a license issue fee of $125,000. GEN-PROBE shall pay to PHRI on signing of this Agreement an amendment issue fee of $75,000.

4.2 Annual License Fee. GEN-PROBE paid to PHRI annual license fees of $50,000, $75,000, $100,000, $125,000, $125,000, and $125,000 for the first six (6) years under the Original License. On June 25, 2003, and on each anniversary thereof, GEN-PROBE shall pay to PHRI an annual license fee of $125,000 for the upcoming year. The annual license fee is not creditable against royalties.

4.3 Option Exercise Fee. GEN-PROBE shall pay to PHRI a fee of $100,000 with the notice described in Section 3.3.

4.4 Milestones. GEN-PROBE has paid to PHRI a milestone payment of $125,000 for the issuance of a patent within PHRI Patent Rights. GEN-PROBE shall pay to PHRI, upon achievement, a fee of $125,000 for the achievement of each of the following milestones during this Agreement:

(a)	first third-party clinical trial of a Licensed Assay or Licensed Kit, by GEN-PROBE,

(b)	first filing for FDA approval of a Licensed Assay or Licensed Kit, by GEN-PROBE, and

(c)	first commercial performance of a Licensed Assay or first sale of a Licensed Kit, by GEN-PROBE, whichever comes first.

4.5 Earned Royalties. GEN-PROBE shall pay to PHRI an earned royalty for each sale of a Licensed Kit. GEN-PROBE shall also pay to PHRI an earned royalty for each performance of a Licensed Assay (other than an Assay performed by a customer using a Licensed Kit). The earned royalty for each Licensed Kit and each Licensed Assay shall be determined according to the remainder of this section.

(a)	For a Straight Sale of a Licensed Kit, the earned royalty shall be three percent (3%) of the Net Sales Price.

(b)	For distribution of a Licensed Kit which is not a Straight Sale for any reason, or for performance of a Licensed Assay, the earned royalty shall be that which provides a dollar return to PHRI equal to the dollar return PHRI would have received were the Licensed Kit sold in a Straight Sale or were the Assay reagents sold as a Licensed Kit in a Straight Sale.

(c)	Types of GEN-PROBE’s business transactions, including manner of sale and products or services to which applicable, falling under subsection 4.5(b) that have already been considered by The Parties, if any, are described in Appendix B to this Agreement, which includes for each type of transaction an earned royalty, for example a fixed dollar amount or a rate (X) on a base (Y), in accord with the definition of subsection 4.5(b), as agreed by The Parties.

(d)	Other types of business transactions falling under subsection 4.5(b) which GEN-PROBE may wish to utilize will be considered when necessary. Prior to introduction of a transaction not already covered by Appendix B, an earned royalty in accord with the definition of subsection 4.5(b) will be determined according to the procedure set forth in this subsection and added to Appendix B.

(i)	GEN-PROBE will provide to PHRI all information pertinent to arriving at an earned royalty in accordance with the principle set forth in subsection 4.5(b).

(ii)	Next, The Parties will, in good faith, confer and attempt to determine the earned royalty by agreement.

(iii)	If agreement cannot be reached, The Parties will, if possible, within thirty (30) days put the question to binding arbitration of a single, mutually acceptable arbitrator under a mutually acceptable procedure.

(iv)	If The Parties cannot agree on an arbitrator and/or procedure, they will promptly put the question, to binding arbitration under the rules of, and before a single arbitrator selected by, the Center for Public Resource (current address: 680 Fifth Avenue, New York, NY 10019); or if that service is unavailable, binding arbitration under the rules of, and before a single arbitrator selected by, the American Arbitration Association.

(e)	The Parties recognize the possibility that an earned royalty previously agreed to, as reflected in subsection 4.5(c), or subsequently determined according to subsection 4.5(d) may in time cease to satisfy the definition set forth in subsection 4.5(b). Therefore, either party may request review and revision of such earned royalty not more frequently than once per year, according to the procedure set forth in subsection 4.5(d). The pre-review earned royalty shall continue to apply until thirty (30) days after review and revision is requested. If a determination on the requested revision is not reached within thirty (30) days, royalty payments shall continue to be made using the pre-review amount, subject to retroactive adjustment to the end of the thirty-day period, if a revised earned royalty is ultimately determined in response to the request.

Nothing contained in this Section 4.5 shall require payment of royalties for Licensed Assays performed by GEN-PROBE or its Affiliates for internal use.

4.6 Volume Reduction. Earned royalties determined according to Section 4.5 in a single calendar year shall be subject to a stepped volume discount as follows:

Ranges of Royalties Determined Under Section 4.5	Multiplication Factor to Arrive at Discounted Royalty
$ 0 – 1,000,000	1.000
$ 1,000,001 – 2,000,000	0.917
$ 2,000,001 - 3,500,000	0.833
$ 3,500,001 - 4,000,000	0.750
$ 4,000,0001 and above	0.667

Example: If the calculated royalty under Section 4.5 is $2,400,000, the discounted royalty is $1,000,000 x 1.000 plus $1,000,000 x 0.917 plus $400,000 x 0.833.

4.7 Minimum Annual Royalty. GEN-PROBE has paid minimum annual royalties of $190,549 under the Original License for the period through December 31, 2001. GEN-PROBE shall pay to PHRI a minimum annual royalty of $125,000 per calendar year, beginning with calendar year 2002, pursuant to Section 5.2(c). Each minimum annual royalty shall be creditable only against earned royalties under Section 4.5 that accrued during the calendar year to which it applies and were reported and paid pursuant to Article 5.

4.8 Earned Royalty Credit. GEN-PROBE shall have a credit of $250,000 to apply against the first $250,000 of earned royalties, calculated under Sections 4.5 and 4.6, in excess of minimum annual royalties.

5.	Records, Reports and Payments.

5.1 Records. GEN-PROBE shall keep full, true and accurate records of account of the particulars for royalty payments, which records shall be available for inspection by PHRI or an independent certified public accountant for three (3) years. If in dispute, such records shall be kept until the dispute is resolved. Any inspection shall be at PHRI’s expense unless the total of earned and minimum royalties for the period inspected are found to have been understated by five percent (5%) or more, in which case GEN-PROBE shall pay for the inspection.

5.2 Reports. GEN-PROBE shall report accrued royalties on a calendar quarterly basis, calendar quarters being the three-month periods ending March 31, June 30, September 30 and December 31 of each calendar year. GEN-PROBE shall within forty-five (45) days after the close of each calendar quarter deliver to PHRI a true and accurate royalty report.

(a)	This report shall give such particulars as are pertinent to an accounting for earned royalties under this Agreement, including at least:

(i)	for Kits subject to Section 4.5(a), the number of Kits distributed, compilation of billings therefor, allowable deductions from billings, net sales subject to royalty (sum of Net Sales Prices of all Kits), and royalties on net sales; and

(ii)	for Kits and Assays subject to Section 4.5(b), the type of business transaction identified in Appendix B, the earned royalty specified in Appendix B, and royalties due for each type of business transaction.

(b)	Earned royalty reductions pursuant to Section 4.6 shall be shown.

(c)	The minimum annual royalty, earned royalty payments creditable against it and any net amount owing shall be calculated and reported in the reports for the quarters ending December 31.

(d)	Credits under Section 4.8 shall be shown until the full $250,000 credit is consumed.

(e)	The correctness and completeness of reports shall be attested to by the responsible financial officer of GEN-PROBE or by GEN-PROBE’s external auditor.

All reports submitted by GEN-PROBE shall be confidential. PHRI will use the reports only for the purpose of monitoring payment of royalties. PHRI will not disclose any report or, except for the amount of royalties collected and then without naming the source, the information contained in any report to any third party. If PHRI believes that disclosure is warranted by law or circumstances, it shall first give GEN-PROBE notice and an opportunity to object. PHRI shall take all steps appropriate to minimize disclosure if any proper disclosure is made after notice and opportunity to object are provided GEN-PROBE.

5.3 Royalty Payments. Simultaneously with the delivery of each royalty report, GEN-PROBE shall pay to PHRI all royalties then due. Unless directed otherwise, GEN-PROBE shall send reports and payment to PHRI at the notice address (Section 18.2) to the attention of Alla Rabinovich.

5.4 Annual License Fee Payments. The annual license fee payments under Section 4.2 shall be paid on or before the anniversary of the effective date of the Original License to apply to the upcoming year.

5.5 Late Payments. Late payments by GEN-PROBE shall include interest at 2% over the then-current prime rate of Chase Manhattan Bank of New York, New York.

6.	Compliance and Quality.

PHRI does not approve or endorse any service or product of GEN-PROBE. Quality and quality control, and compliance with applicable laws and regulations, are the sole responsibility of GEN-PROBE.

7.	Notice to Customers.

7.1 GEN-PROBE shall, by means of a label statement applied to each Licensed Kit distributed to a third party, state positively that the Kit comes with only limited field-of-use rights under PHRI Patent Rights, and identifies that field of use, consistent with the terms of the limited grant hereunder, GEN-PROBE shall propose language for this label statement for PHRI’s approval, in view of PHRI’s need to protect its intellectual property rights, approval not to be withheld unreasonably.

7.2 GEN-PROBE shall use the same or a similar PHRI-approved statement in promotional literature for Licensed Kits and Licensed Assays.

8.	Patent Infringement.

8.1 It is recognized that services and products of GEN-PROBE, including Licensed Assays and Licensed Kits, may utilize patented technology of third parties. Should that occur, securing rights thereunder or otherwise dealing with third-party patent owners is the sole responsibility of GEN-PROBE.

8.2 GEN-PROBE has no right to compel PHRI to enforce any patent within PHRI Patent Rights against third-party infringers. If GEN-PROBE’s marketing of Licensed Assays or Licensed Kits is being adversely and significantly impacted by infringement of any such patent in any of the Licensed Fields in the Territory, GEN-PROBE may notify PHRI of that fact and provide particulars of the identity of infringing product(s) and/or process(es), then identify of the infringer(s), and the amount of infringement. If the level of infringement described in any such notice in that Licensed Field in any country in the Territory exceeds 30% of the market for Assays and Kits covered by PHRI Patent Rights (the “Market”) and substantially impacts GEN-PROBE’s marketing of Licensed Assays and Licensed Kits, either (a) PHRI will terminate the significant infringement or bring suit against an infringer within 120 days of notification, or (b) GEN-PROBE’s earned royalty rate only under Valid Claims in that country and only in that Licensed Field shall be reduced by one-half during the period infringing activity exceeds 30% of the Market. During any time period in which the level of infringement in one of the licensed Fields shall exceed 75% of the Market in the Territory for Assays and Kits covered by PHRI Patent Rights, the earned royalty rate in that Licensed Field shall be zero, unless PHRI is suing a substantial infringer.

9.	Term and Termination.

9.1 Term. The immunity from suit granted herein shall commence on June 25, 1997 and terminate upon the expiration of the last-to-expire of the patents included within PHRI Patent Rights.

9.2 Guaranteed Term. Except for early termination under subsections (b)-(d) of Section 9.3, the minimum term for this Agreement shall be to and including December 31, 2002. Guaranteed payments to be made from the Effective Date of this Agreement through the end of the minimum term include an amendment issue fee of $75,000 and a minimum annual royalty of $125,000.

9.3 Termination.

(a)	After the minimum term specified in Section 9.2, GEN-PROBE may terminate this Agreement at any time on thirty (30) days’ written notice.

(b)	The immunity from suit granted hereunder shall automatically terminate upon institution by or against GEN-PROBE of any bankruptcy, insolvency arrangement or similar proceeding; the appointment of a receiver, trustee or similar officer for a substantial portion of GEN-PROBE’s property; an assignment by GEN-PROBE for the benefit of creditors; or an adjudication or written admission of GEN-PROBE as bankrupt, insolvent or unable to pay its obligations as they mature.

(c)	Upon GEN-PROBE’s breach or default of a material term of this Agreement, PHRI may terminate this Agreement upon thirty (30) days’ written notice, which shall become effective at the end of the thirty-day period unless GEN-PROBE has fully cured such breach or default.

(d)	A decision by a court or administrative body finding PHRI liable or culpable due to GEN-PROBE’s performance under this Agreement shall give PHRI the right to terminate this Agreement immediately upon notice.

9.4 GEN-PROBE’s obligation to report and pay fees and royalties for activities preceding expiration or termination of this Agreement shall survive expiration or termination. Further, termination pursuant to any subsection of Section 9.3 shall not entitle GEN-PROBE to forgiveness or return of any portion of the license issue fee, the option exercise fee, any milestone fee or any annual license fee already either due or paid. If expiration or termination occurs within an Agreement year, the minimum annual royalty for that Agreement year shall be reduced by the fraction of the Agreement year remaining after termination.

10.	Most Favored Licensee.

If after June 25, 1997, PHRI grants (or has granted) to a third party a non-exclusive license of substantially the same scope as granted to GEN-PROBE herein but under more favorable financial terms than those given to GEN-PROBE in this Agreement, PHRI shall promptly notify GEN-PROBE of said more favorable financial terms, and GEN-PROBE shall have the right and option within sixty days thereafter to substitute such more favorable terms for the financial terms contained herein going forward. GEN-PROBE’s right to elect said more favorable financial terms shall be conditioned on GEN-PROBE’s acceptance of all the same conditions, favorable or unfavorable, under which such more favorable financial terms shall be available to the third party. GEN-PROBE’s acceptance of all such terms of said third-party agreement shall be effective as to GEN-PROBE on the effective date of such third-party license; payments made and payment obligations accrued prior thereto shall not be affected.

11.	Publicity.

Neither party will use the other’s name in any publicity, advertising or news release without prior written approval of that other party.

12.	Indemnification.

GEN-PROBE shall indemnify, defend and hold harmless PHRI, its trustees, officers, faculty, staff and employees against all claims and expenses, including legal expenses and attorney’s fees, arising out of death or injury to any person, damage to property, or any other claim, proceeding, demand and liability resulting from GEN-PROBE’s activities performed under this Agreement.

13.	Cooperation.

Through June 24, 2005, PHRI agrees to cooperate with GEN-PROBE so as to permit employees of GEN-PROBE to occasionally visit Dr. Fred Kramer’s laboratory at PHRI to carry out joint experiments on the licensed subject matter. GEN-PROBE shall be fully responsible for its employees while they are at PHRI and GEN-PROBE shall be responsible for the expenses of joint experiments. Indemnification under Article 12 shall apply to joint experiments and all other activities of GEN-PROBE’s employees while at PHRI.

14.	Warranties.

14.1 PHRI warrants that it has the power to enter into this Agreement.

14.2 PHRI warrants that it is the rightful owner of the patents and patent applications included in PHRI Patent Rights.

14.3 PHRI warrants that it does not own or have license rights under any other patent or patent application which is necessary to the ability and right of GEN-PROBE to practice the rights granted in Section 2.1, as distinct from being possibly useful in the exercise of those rights.

15.	Negation of Warranties.

15.1 Nothing in this Agreement shall be construed as:

(a)	a warranty or representation by PHRI as to the patentability of any patent application within PHRI Patent Rights, - or the validity or scope of any patent issuing thereon;

(b)	a warranty or representation that practice under PHRI Patent Rights is or will be free from infringement of third-party patent rights;

(c)	an obligation to bring or prosecute actions or suits against infringers;

(d)	conferring by implication, estoppel or otherwise any license, immunity or right under any patent of PHRI other than those stated to be included in PHRI Patent Rights;

(e)	an obligation to furnish know-how; or

(f)	creating any agency, partnership, joint venture or similar relationship between PHRI and GEN-PROBE.

15.2 PHRI MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

16.	Covenant to License.

16.1 PHRI agrees that, if GEN-PROBE grants to any third-party a royalty-bearing license in one or more of the Licensed Fields under substantial patented core- technology of GEN-PROBE to perform Assays or to manufacture and sell Kits, or both, PHRI will offer to that same third-party a royalty-bearing, non-exclusive immunity from suit under PHRI Patent Rights on the same financial terms (excluding the BMX option) as are set forth in this Agreement, said non-exclusive immunity from suit to be limited (a) to the Territory within GEN-PROBE’s grant, (b) to the Licensed Field(s) within GEN-PROBE’s grant, and (c) to Assays and Kits that are royalty bearing under GEN-PROBE’s grant.

16.2 PHRI shall not be required to extend to any third-party licensee of GEN-PROBE any rights beyond those specified in Section 16.1, nor shall PHRI be constrained by this Agreement from seeking whatever compensation it deems reasonable, if it does elect to offer rights beyond those specified.

16.3 In negotiations to license its core technology, GEN-PROBE may inform prospective licensees with whom it is negotiating of the substance of this Article 16.

17.	Assignment.

GEN-PROBE may not assign or otherwise transfer its rights or obligations under this Agreement without the written consent of PHRI, except that GEN-PROBE may assign this Agreement to a purchaser of substantially the entire business of GEN-PROBE, upon such purchaser’s agreement to be bound by the terms of this Agreement.

18.	General.

18.1 This Agreement constitutes the entire agreement between The Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by it. This Agreement may be modified or amended only by a writing executed by authorized officers of both parties.

18.2 Notices under this Agreement shall be given in writing and by registered mail return receipt requested, courier or facsimile, properly addressed. Notice is effective upon receipt by the addressee. Until otherwise notified in writing notices shall be addressed as follows:

The Public Health Research Institute of the City of New York, Inc.

225 Warren St.

Newark, NJ 07103

Attn:	Salvatore Marras, Ph.D.
Technology Transfer Administrator

Gen-Probe Incorporated

10210 Genetic Center Drive

San Diego, California 92121

Attn:	Chairman, Chief Executive
Officer and President

18.3 This Agreement shall be construed and enforced in accordance with the laws of the State of New York. The exclusive judicial jurisdiction and venue for any dispute arising from this Agreement or to enforce an arbitration award hereunder shall be in the State or Federal Courts in New York.

18.4 In the event a dispute arises between The Parties under or relating to this Agreement, other than validity or enforceability of any PHRI patent, The Parties agree to exchange all relevant information pertinent to resolving the dispute and then proceed to out-of-court resolution according to the procedure set forth above in Section 4.5(d)(ii), (iii) and (iv).

18.5 Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any law or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be curtailed only to the extent necessary.

18.6 If any provision of this Agreement is held unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

18.7 This Agreement may be executed by exchange of facsimile and followed immediately by re-execution of identical hard-copy originals exchanged by Federal Express or Express Mail. Each party agrees that the executed facsimile shall be binding.

IN WITNESS WHEREOF, The Parties have set their hands and seals and duly executed this Agreement on the date(s) indicated below.

GEN-PROBE INCORPORATED		THE PUBLIC HEALTH RESEARCH
INSTITUTE OF THE CITY OF
NEW YORK, INC.

By:	/s/ Henry L. Nordhoff	By:	/s/ Lewis M. Weinstein
Henry L. Nordhoff Chairman, Chief Executive Officer & President		Lewis M. Weinstein President

Date:	7/10/02	Date:	7/10/02

APPENDIX A

PHRI Patent Rights

I.	Hybridization Probes for Nucleic Acid Detection, Universal Stems, Methods and Kits

COUNTRY	APPLN. NO.	FILING DATE	PATENT NO.
Australia	95/12921	11/14/94	697,841
Canada	2,176,348	11/14/94
Europe*	95/904104.7	11/14/94
Japan	94/514079	11/14/94
United States	08/152,006	11/12/93	C-I-P filed as 08/439,819

*	The following countries are designated: all countries as of November 14, 1994

II.	Detectably Labeled Dual Conformation Oligonucleotide Probes, Assays and Kits

COUNTRY	APPLN. NO.	FILING DATE	PATENT NO.
Australia	96/52324	5/13/96	702,598
Canada	2,176,266	5/10/96
Europe*	96/303544.9	5/10/96
Japan	96/118110	5/13/96
United States	08/439,819	5/12/95	5,925,517
United States	09/268,402	3/15/99	6,103,476

*	The-following countries are designated: all countries as of May 10, 1995

III.	Nucleic Acid Detection Probes Having Non-FRET Fluorescence Quenching and Kits and Assays Including Such Probes

COUNTRY	APPLN. NO.	FILING DATE	PATENT NO.
Australia	97/29224	4/14/97	713,667
Canada	2,252,048	4/14/97
Europe*	97/923412.7	4/14/97
Japan	97/537293	4/14/97
United States	08/990,176	12/12/97	6,150,097

*	The following countries are designated: Belgium, Denmark, France, Germany, Italy, The Netherlands, Sweden, Switzerland, and The United Kingdom

IV.	Non-Competitive Co-Amplification Methods

COUNTRY	APPLN. NO.	FILING DATE	PATENT NO.
Australia	98/94846	9/11/98	743,011
Canada	2,303,414	9/11/98
Europe*	98/948229.4	9/11/98
Japan	2000-510898	9/11/98
United States	09/508,343	10/20/00

*	The following countries are designated: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Spain, Sweden, Switzerland, and The United Kingdom

V.	Wavelength-Shifting Probes and Primers and Their Use in Assays and Kits

COUNTRY	APPLN. NO.	FILING DATE	PATENT NO.
Australia	99/52402	7/28/98
Canada	2,336,489	7/28/99
Europe*	99/937602.3	7/28/99
Japan	2000-562560	7/28/99
United States	09/123,764	7/28/98	6,037,130

*	The following countries are designated: Austria, Belgium, Cyprus, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Monaco, The Netherlands, Portugal, Spain, Sweden, Switzerland, and The United Kingdom

VI.	Assays for Short Sequence Variants

COUNTRY	APPLN. NO.	FILING DATE	PATENT NO.
Australia	00/80240	10/13/00
Canada		10/13/00
Europe*	00/970925.4	10/13/00
Japan	2001-533197	10/13/00
United States		4/18/03

*	The following countries are designated: all countries except Cyprus and Turkey as of May 2002

APPENDIX B

Business Transactions and Earned Royalties

for Other than Straight Sales

THE PUBLIC HEALTH RESEARCH INSTITUTE

AT THE INTERNATIONAL CENTER FOR PUBLIC HEALTH

225 WARREN STREET, NEWARK, NEW JERSEY 07103-9585

TELEPHONE: (973) 854 3100         FAX: (973) 854 3101         WEB SITE: WWW.PHRI.ORG

Paul Gargan, Ph.D.

Vice President for Business Development

Gen-Probe Incorporated

10210 Genetic Center Drive

San Diego, CA 92121

February 18, 2006

AMENDMENT TO LICENSE

Dear Dr. Gargan,

Gen-Probe wishes to expand its licensed fields under its molecular beacons license, the Amended and Restated License Agreement having an Effective Date of July 19, 2002 (the “Agreement”). Gen-Probe also desires that its commercial allies have the right to perform licensed assays and sell licensed kits bearing Gen-Probe’s name and marks, and that Gen-Probe and its allies be able to sell kits through independent third-party distributors. Finally, Gen-Probe desires the right to promote instruments with molecular beacons technology. In exchange for Gen-Probe’s agreement to pay royalties on sales in the expansion field, PHRI is willing to grant Gen-Probe’s requests.

Accordingly, the Agreement will be amended as follows:

A.	To Expand Licensed Fields

Add the following new Section 1.18:

1.18	“Industrial Microbiology Testing” shall mean the field of use comprising the in vitro measurement, observation or determination of one or more protein or nucleic acid targets of microorganisms (including bacteria, yeast, viruses and parasites) in (1) raw materials (including water), in-process materials, finished products and physical surfaces used in the production of manufactured goods and the generation of power (including but not limited to beverages, chemicals, fuels, pharmaceuticals, personal care and cosmetic products, and other manufactured goods) and (2) environmental water, industrial water, institutional water, commercial water, municipal water, and municipal wastewater for the purpose of detecting, monitoring, or quantifying pollutants, and/or contaminants.

Rewrite Section 1.6 to read:

1.6	“Licensed Fields” shall mean the fields of Human In Vitro Diagnostics, Food Testing, Environmental Testing, and Industrial Microbiology Testing.

Add the following new Subsection 2.1(d):

2.1(d)	to adapt and to promote and sell without PHRI Patent Rights instruments for perforating Assays that utilize Molecular Beacon Probes.

B.	To Permit Sales through Allies and Distributors

Rewrite Section 1.12 to read:

1.12	“Straight Sale” of Licensed Kits shall mean a sale by GEN-PROBE or a commercial ally whose consideration is money only, in an arm’s length transaction, to an unrelated third-party distributor or end user not enjoying a special course of dealing with seller, wherein the Kit sale price is not affected by any other dealing, including but not limited to sale or purchase of other products or services. For pre-clinical uses and clinical studies, distribution shall be considered to be a Straight Sale, even if no charge is made by GEN-PROBE.

Rewrite Section 1.14 to read:

1.14	“Net Sales Price” shall apply to a Straight Sale of a Licensed Kit and shall mean GEN-PROBE’s or a commercial ally’s gross invoice price to an end user or unrelated third-party distributor less: if based on Licensed Kits only, discounts allowed and taken, in amounts customary in the trade; and sales taxes, use taxes and duties paid by GEN-PROBE or its commercial ally for such sale.

Rewrite Section 2.4 to read:

2.4	Except for the right of end-user purchasers to use Licensed Kits in the Licensed Fields, the grant to GEN-PROBE is personal to GEN-PROBE, and GEN-PROBE shall have no right to sublicense, assign or otherwise transfer or, except as permitted by Section 2.5, share with others the rights granted in this Agreement.

Rewrite Section 2.5 to read:

2.5	Licensed Assays will be performed only by GEN-PROBE under its own name and by GEN-PROBE’S commercial allies under their name in combination with GEN-PROBE’s name. Licensed Kits will be marketed and sold only by GEN-PROl3E and GEN-PROBE’s commercial allies under GEN-PROBE’s name and marks and when necessary under the name and marks of GEN-PROBE’s commercial allies in combination with GEN-PROBE’s name, Licensed Kits may be marketed through independent third-patty distributors.

Rewrite the first portion of Section 4.5, down to the beginning of Subsection (c), to read as follows:

4.5	Earned Royalties. GEN-PROBE shall pay to PHRI all earned royalty for each sale of a Licensed Kit by GEN-PROBE or a commercial ally. GEN-PROBE shall also pay to PHRI an earned royalty for each performance of a Licensed Assay (other than an Assay performed by a customer using a Licensed Kit) by GEN-PROBE or a commercial ally. The earned royalty for each Licensed Kit and each Licensed Assay shall be determined according to the remainder of this section.

(a)	For a Straight Sale of a Licensed Kit to an end user or an unrelated third-party distributor by GEN-PROBE or a commercial ally of GEN-PROBE, the earned royalty shall be three percent (3%) of the Net Sales Price to the end-user or the unrelated third-party distributor.

(b)	For distribution of a Licensed Kit which is not a Straight Sale for any reason, or for performance of a Licensed Assay, the earned royalty shall be that which provides a dollar return to PHRI equal to the dollar return PHRI would have received were the Licensed Kit sold in a Straight Sale to an end-user or were the Assay reagents sold as a Licensed Kit in a Straight Sale to end-user.

C.	To Permit Promotion of Instruments

Add the following new Section:

7.3	GEN-PROBE shall, by means of a label statement applied to each instrument covered by Section 2.1(d), and in advertising and promotional literature therefore, advise purchasers that the instrument conveys no rights under PHRI Patent Rights.

If Gen-Probe agrees to the foregoing amendments, please have a copy of this letter signed and dated by an authorized representative of the company and returned to me. The terms set for in this letter will take effect immediately upon receipt by PHRI of that signed copy.

Sincerely,

David S. Perlin, Ph.D.

President

AGREED to on behalf of Gen-Probe Incorporated

By:	/s/ Paul E. Gargan
[name] Paul E. Gargan
[title] V.P. Business Development
Date: 2/21/06

EXHIBIT D

Stanford Agreement

Exhibit D-1

Exhibit D

S87-012:LRM

Patent License

3/26/97

CO-EXCLUSIVE AGREEMENT

Effective as of April 23, 1997, THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California, having a principal place of business at 900 Welch Road, Suite 350, Palo Alto California (“STANFORD”), and GEN-PROBE Incorporated, a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 9880 Campus Point Drive, San Diego, California (“GEN-PROBE”), agree as follows:

1.	BACKGROUND

1.1	STANFORD represents that it owns an assignment of all rights, titles and interest to the technique of Selective Amplification of Target Polynucleotide Sequences (“Invention”), as described in Stanford Docket S87-012 and pursuant to 35 U.S.C. 202, and any Licensed Patent(s), as hereinafter defined, which may issue to such Invention.

1.2	STANFORD has rights to certain technical data and information pertaining to Invention.

1.3	STANFORD wishes to have the Invention perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

1.4	The Invention was made in Dr. John Boothroyd’s laboratory during the course of research supported by the National Institutes of Health.

1.5	Gen-Probe, Inc. is a licensee of STANFORD under Licensed Patent(s) under a license agreement dated August 1, 1988 and an amendment thereto dated June 19, 1993 (collectively the “Original Amended License Agreement”).

1.6	GEN-PROBE and Organon Teknika B.V. desire that both GEN-PROBE and Organon Teknika B.V., become Co-Exclusive licensees under Licensed Patent(s).

1.7	STANFORD desires to grant a Co-Exclusive license to GEN-PROBE in recognition of:

(a)	GEN-PROBE’s agreement to allow its Original Amended License Agreement to be amended to allow STANFORD to grant a Co-Exclusive license to Organon Teknika B.V. provided that:

(i)	Organon-Teknika is the only other Co-Exclusive licensee;

(ii)	the Co-Exclusive license to Organon Teknika includes the right to grant sublicenses;

(iii)	the scope of Organon Teknika’s Co-Exclusive license is no broader than the Original Amended License Agreement;

(iv)	the terms of any such Co-Exclusive license concluded between Organon Teknika and STANFORD will be made available by STANFORD to GEN-PROBE, at GEN-PROBE’s option; and

(v)	the terms of any Co-Exclusive license concluded between GEN-PROBE and STANFORD will be made available by STANFORD to Organon Teknika, at Organon-Teknika’s option.

(b)	An interference settlement concerning STANFORD’s US Patent No. 5,437,990 issued August 1, 1995 and associated foreign patent oppositions (collectively, “The ‘990 Arbitration”).

1.8	GEN-PROBE, for its agreement to the terms hereunder, and for its agreement to be bound to the terms of this Agreement regardless of the outcome of the ‘990 Arbitration wishes to acquire license under said Invention and Licensed Patent(s), for the purpose of undertaking development, to manufacture, use, and sell Licensed Product(s) in the Licensed Field of Use, Licensed Product(s) and Licensed Field of Use being terms hereinafter defined.

2.	DEFINITIONS

2.1	“Licensed Patent(s)’’ means US Patent No. 5,437,990 issued on August 1, 1995 and any Letters Patent issued upon STANFORD’s U.S. Patent Application, Serial Number 080,479 filed July 31, 1987, including the information contained in such application, with respect to the Invention, any foreign patents corresponding thereto, and/or any divisions, continuations, or continuations-in-part, or reissue thereof.

2.2	“Licensed Product(s)” means any product or part thereof in the Licensed Field of Use, the manufacture, use, or sale of which:

(a)	Is covered by a valid claim of an issued, unexpired Licensed Patent(s) directed to the Invention. A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken;

(b)	Is covered by any claim being prosecuted in a pending application directed to the Invention.

For the avoidance of doubt, GEN-PROBE herewith confirms that in the event a Siska patent (i.e., a patent issuing from U.S. application Nos. 07/845,739,07/202,978, or 07/064,141 or any application related thereto) prevails in the ‘990 Arbitration GEN-PROBE shall continue to pay royalties, as per Paragraph 6.2, on any product that would otherwise be inclt:1ded in the definition of Licensed Product(s) under this Paragraph 2.2 without regard to the outcome of the ‘990 Arbitration.

2.3	“Net Sales” means the gross revenue of the Licensed Product(s) in the form in which it is sold or used, whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not patent impacted), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by GEN-PROBE and/or sublicensee(s) and are included in such gross income, and (except Items (d) and (e)) are separately billed:

(a)	Import, export, excise, and sales taxes, plus custom duties;

(b)	Costs of insurance, from the place of manufacture or point of installation, packing, and transportation to the customer’s premises or point of installation;

(c)	Costs of installation at the place of use;

(d)	Credit for returns, rejections, recalls, allowances, or trades; and

(e)	a reasonable allocation for the rental of an instrument when the product is sold under a reagent rental program, except where the instrument is a Licensed Product.

2.3.1	In the case where GEN-PROBE sells a Combination Product, prior to calculating the royalty under Section 6.2, Net Sales of the Combination Product shall be multiplied by the formula A/B where A is the gross selling price of a Licensed Product sold separately which performs a function of the Combination Product and B is the gross selling price of the Combination Product or, if the Licensed Products not sold separately, by the formula C/C+D where C is the fully allocated cost of the components of the Combination Product which would constitute a Licensed Product and D is the fully allocated cost of the components of the Combination Product which perform a function which if performed separately would not constitute a Licensed Product.

2.4	“Combination product” means a product which performs more than one function, for example, detection of two different organisms or both detection of an infectious organism and its resistance to antibiotics, one function of which if packaged as a separate product would be a Licensed Product and another function of which if packaged as a separate product would not be a Licensed Product, i.e., not covered by a claim in an issued patent or pending patent application licensed under this Agreement.

2.5	“Licensed Field of Use” means all fields of use (including, without limitation, processes for manufacturing therapeutics), excluding:

(a)	Therapeutics (other than processes for manufacturing therapeutics); and

(b)	Nucleic acid sequencing for the purpose of providing information which will not be directly used for patient diagnosis or treatment, provided, however, that GEN-PROBE’S Licensed Field of Use shall include such sequencing when conducted by GEN-PROBE as part of its internal research and development efforts.

2.6	“Licensed Territory” means the world.

2.7	“Co-Exclusive” means that, subject to Article 4, no other licenses will be granted to any party in the Licensed Territory in the Licensed Field other than Organon Teknika and GEN-PROBE.

2.8	“Affiliate” means any entity which by means of ownership of a majority of voting shares or at least 50% interest in income or otherwise directly or indirectly controls, is controlled by or is under common control with either party.

3.	NOVATION

STANFORD and GEN-PROBE agree that the certain Original Amended License Agreement is hereby terminated and superseded in its entirety by this License Agreement. Both parties agree that no further rights or obligations survive from such superseded certain Original Amended License Agreement.

4.	GRANT

4.1	STANFORD hereby grants and GEN-PROBE hereby accepts a license in the Licensed Field of Use to make, have made, use, and sell Licensed Product(s) in the Licensed Territory.

4.2	Said license shall be Co-Exclusive in the Licensed Field of Use for the life of the last to expire of Licensed Patent(s).

4.3	GEN-PROBE shall have the right to grant sublicenses .to third parties to make, have made, use and sell Licensed Product(s) in the Licensed Territory.

4.3.1	Such sublicenses are subject to the restriction that any such sublicense shall not be on any terms less favorable to STANFORD than the terms of this Agreement and that any sublicensee hereunder shall not be permitted to further sublicense.

4.3.2	Any such sublicensee shall also expressly include the provisions of Articles 7, 8, and 9 for the benefit of STANFORD.

4.3.3	Upon termination of this Agreement for any cause, any sublicense granted hereunder shall continue with STANFORD provided the sublicensee agrees to thereafter assume the obligations of GEN-PROBE insofar as they correspond to the scope of the sublicense.

5.	GOVERNMENT RIGHTS

This Agreement is subject to all of the terms and conditions of Public Law 96-517 as amended, and GEN-PROBE agrees to take all action necessary on its part as licensee to enable STANFORD to satisfy its obligation thereunder, relating to Invention.

6.	ROYALTIES

6.1	GEN-PROBE has paid and STANFORD has received license issue fees under the Original Amended License Agreement and no further license issue fees are due hereunder.

6.2	GEN-PROBE shall pay STANFORD earned royalties on the sale of Licensed Product(s) of (i) one percent (1%) on GEN-PROBE’s Net Sales; and (ii) one-half percent (0.5%) on GEN-PROBE’s sublicensee’s Net Sales.

6.3	Beginning on April 1, 1998, and each April 1 thereafter during the term of this Agreement, GEN-PROBE shall pay STANFORD a minimum annual royalty of Fifty Thousand Dollars ($50,000). Said minimum annual royalty payments are nonrefundable, but they are creditable to the extent provided in Paragraph 6.4 below.

6.4	Creditable payments under this Agreement pursuant to Paragraph 6.1 and 6.3 shall be an offset to GEN-PROBE against up to one hundred percent (100%) of each earned royalty payment which GEN-PROBE would be required to pay pursuant to Paragraph 6.2 until the entire credit is exhausted. Credits of $88,166.30 accumulated by GEN-PROBE under the Original Amended License Agreement will carry forward under this Agreement.

6.5	If this Agreement is not terminated in accordance with other provisions hereof, GEN-PROBE’s obligation to pay royalties hereunder shall continue for so long as GEN-PROBE, by its activities would, but for the license granted herein, infringe a valid claim of an unexpired Licensed Patent(s) of STANFORD, or practice a valid claim issuing from U.S. application Nos. 07/845,739, 07/202,978, or 07/064,141, covering said activity which was prevailed in the ‘990 Arbitration over a claim of a Licensed Patent(s).

6.6	The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty and payments to STANFORD shall be in U.S. Dollars and shall be net of all non-U.S. taxes.

6.7	Within thirty (30) days after receipt of a statement from STANFORD, GEN-PROBE shall reimburse STANFORD for one-half of the costs incurred after the Effective Date by STANFORD in connection with the filing and prosecution of all patent applications and maintenance of patents corresponding to the Invention, and these costs shall be paid by GEN-PROBE.

7.	REPORTS, PAYMENTS, AND ACCOUNTING

7.1	Quarterly Royalty Payment and Report. GEN-PROBE shall make written reports and royalty payments to STANFORD within ninety (90) days after the end of each calendar quarter. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 6.2 of earned royalty payment due STANFORD for such completed calendar quarter. Concurrent with the making of each such report, GEN-PROBE shall include payment due STANFORD of royalties for the calendar quarter covered by such report.

7.2	Accounting. GEN-PROBE agrees to keep records for a period of three (3) years showing the manufacturing, sales, use, and other disposition of products sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable hereunder by GEN-PROBE to be determined, and further agrees to permit its books and records to be examined to the extent necessary to verify reports provided for in Paragraph 7.1 by an independent certified public accountant, provided that such audits occur no more than one (1) time per calendar year and provided further that accountant shall report to STANFORD only errors regarding calculation of royalties. Such examination is to be made by STANFORD, at the expense of STANFORD, except in the event that the results of the audit reveal a discrepancy in GEN-PROBE’S favor of ten percent (10%) or more, then the audit fees shall be paid by GEN-PROBE.

8.	WARRANTY AND NEGATION OF WARRANTIES

8.1	Nothing in this Agreement is or shall be construed as:

(a)	A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent(s);

(b)	A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from of patents, copyrights, and other rights of third parties;

(c)	An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12; or

(d)	Granting by implication, estoppel, or otherwise any licenses under patents of STANFORD or other persons other than Licensed Patent(s), regardless of whether such patents are dominant or subordinate to any Licensed Patent(s).

8.2	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES.

9.	INDEMNITY

9.1	GEN-PROBE agrees to indemnify, hold harmless, and defend STANFORD and its trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention, Licensed Patent(s), or Licensed Product(s) by GEN-PROBE, its sublicensees or their customers.

9.2	GEN-PROBE shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.

9.3	GEN-PROBE shall maintain, beginning on the first day GEN-PROBE or any GEN-PROBE sublicensee ships a therapeutics product manufactured by the licensed process, commercial general liability insurance, including products liability insurance, with minimum limits of liability of $5 million with reputable and financially secure insurance carrier(s) to cover the activities of GEN-PROBE and its sublicensee(s). Any and all such policies of insurance described in the previous sentence shall include as additional named insureds STANFORD, Stanford Health Services, their trustees, directors, officers, employees, students and agents, and shall provide that such policies may not, without 30 days prior written notice to STANFORD, be cancelled or changed to materially adversely affect any such additional named insured’s coverage. Such insurance shall be written to cover liability of such additional named insureds incurred beginning on the first day GEN-PROBE or any GEN-PROBE sublicensee ships a therapeutics product manufactured by the licensed process and continuing until five years after the term of this Agreement. The parties agree that the coverage of GEN-PROBE’s liability insurance policy(ies) shall be primary, and that the coverage of any STANFORD or Stanford Health Services liability insurance policy(ies) shall be excess, with respect to liability aggregating up to $5,000,000, and that GEN-PROBE shall cause its liability insurance contract(s) to so provide. Upon STANFORD’s request, GEN-PROBE shall from time to time furnish to STANFORD a certificate listing GEN-PROBE’s applicable insurance policies and confirming compliance with all provisions of this Paragraph.

10.	MARKING

GEN-PROBE agrees to mark Licensed Product(s) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the numbers of the Licensed Patent(s) on the Licensed Product(s)’ inserts.

11.	PROMOTIONAL ADVERTISING

GEN-PROBE agrees not to identify STANFORD in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any STANFORD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD or Stanford Health Services, or that is associated with either of them, without STANFORD’S prior written consent, except where GEN-PROBE is so required to disclose such relationship by law, regulation or ordinance.

12.	INFRINGEMENT BY OTHERS; PROTECTION OF PATENTS

12.1	STANFORD and GEN-PROBE shall promptly inform the other of any suspected infringement of any Licensed Patent(s) by a third party.

12.2	GEN-PROBE agrees to meet with STANFORD and Organon Teknika B.V. to discuss a mutually acceptable course of action prior to commencing any legal proceeding against any suspected infringer.

13.	COMMERCIAL APPLICATION

As an inducement to STANFORD to enter into this Agreement, GEN-PROBE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and sale or lease of Licensed Product(s) and to diligently develop markets for the Licensed Product(s). Notwithstanding the foregoing, nothing herein shall be construed or interpreted as a limitation on the right of GEN-PROBE, without being in breach of this Agreement, to improve and/or reconfigure its products, including any Licensed Product(s), to make use of new or different technology, even though doing so might mean that such products would not (or no longer) be Licensed Product(s) under this Agreement.

14.	TERMINATION.

14.1	GEN-PROBE may terminate this Agreement only if it is not practicing Licensed Patent(s) or patents issuing from U.S. application Nos. 07/845,739,07/202,978, or 07/064/141 (except as limited by Paragraph 14.3) by giving STANFORD notice in writing at least thirty (30) days in advance of the effective date of termination selected by GEN-PROBE.

14.2	STANFORD may terminate this Agreement (except as limited by Paragraph 14.3) if GEN-PROBE:

(a)	Is in material default in payment of royalty or providing of reports; or

(b)	Is in breach of any material provision hereof; or

(c)	Provides any materially false report; and

GEN-PROBE fails to remedy any such default, breach, or false report within sixty (60) days after written notice hereof by STANFORD.

14.3	Surviving any termination are:

(a)	GEN-PROBE’s obligation to pay royalties accrued or accruable;

(b)	Any cause of action or claim of GEN-PROBE or STANFORD, accrued or to accrue, because of any breach or default by the other party; and

(c)	The provisions of Articles 7, 8, and 9.

14.4	Force Majeure. No liability hereunder shall result to either Party from delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, Acts of God, fire, flood, war, government regulations, labor unrest, or shortage of or inability to obtain material or equipment.

15.	ASSIGNMENT

This Agreement shall not be assignable by GEN-PROBE except to an Affiliate or to the successor of all or substantially all of its business and assets to which this Agreement relates resulting from transfer by sale, merger or consolidation of such business and assets or upon the written consent of STANFORD.

16.	ARBITRATION

16.1	Any controversy arising under or related to this Agreement, or any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall upon request of either party be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. Upon request of either party, arbitration will be by:

(a)	A third party arbitrator mutually agreed upon in writing by GEN-PROBE and STANFORD within thirty (30) days of such arbitration request; or

(b)	A member of the American Arbitration Association.

Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

16.2	The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court; provided, however, the arbitrator shall have the full authority to limit the scope and amount of discovery and pleadings as he deems proper in order to meet the time constraints set forth in Paragraph 16.4 below, and the parties agree to cooperate toward such end.

16.3	Any arbitration shall be held at Stanford, California, unless the parties hereto mutually agree in writing to another place.

16.4	Unless otherwise mutually agreed, any arbitrator chosen hereunder shall be a duly licensed patent attorney having experience with biotechnology patents and having patent licensing experience, who has not (and whose firm has not) represented either party. As a condition to accepting and presiding over the arbitration, the arbitrator shall agree to conclude the proceedings within 6 months after being named as arbitrator and to render a written decision within 45 days after conclusion of the arbitration hearing.

16.5	Notwithstanding any preceding portion of this Article 16, no demand for arbitration shall be made and no arbitration shall be valid if the time for bringing the underlying claim has expired under the applicable statute of limitation as determined under California law.

17.	NOTICES

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, as follows:

TO STANFORD:	Office of Technology Licensing
Stanford University
900 Welch Road, Suite 350
Palo Alto, CA 94304-1850
Attention: Director

TO GEN-PROBE:	Gen-Probe, Inc.
9880 Campus Point Drive
San Diego, CA 92121-1589
Attention: President

Either party may change its address upon written notice to the other party.

18.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements and understandings with respect to Licensed Product(s) whether written or oral. No modification or claimed waiver of any of the provisions hereof shall be valid unless in writing• and signed by authorized representatives of the party against whom such modification or waiver is sought to be enforced.

19.	APPLICABLE LAW

This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of California.

20.	OTHER

20.1	The headings of Articles and Paragraphs in this Agreement are inserted for reference only and shall not be deemed a part of the text hereof.

20.2	In the event that any provision of this Agreement shall be determined to be unenforceable, all other provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed Agreement in duplicate originals by their duly authorized officers or representatives.

GEN-PROBE INC.		THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNION UNIVERSITY

By:	/s/ Henry L. Nordhoff	By:	/s/
Title:	CEO	Title:	Acting Director
Date:	23-April-97	Date:	April 21, 1997

EXHIBIT E

Rights to Industrial Information and Industrial Software

1.1 “Company Sequence Patents” shall have the meaning provided in Section 1.8(f).

1.2 “Company Sequence Rights” shall have the meaning provided in Section 1.8(f).

1.3 “Company Sequences” shall have the meaning provided in Section 1.8(f).

1.4 “Industrial Information” shall mean:

(a) the Information which, as of the Effective Date, is (i) Controlled by Gen-Probe, (ii) included in the folder labeled “Industrial Targets” located within Gen-Probe’s collection of user files containing sequences or results from sequence or text-based searches and (iii) relevant in the Company Field; provided, however, that, in the event any Information which is not relevant in the Company Field is included in the folder labeled “Industrial Targets” located within Gen-Probe’s collection of user files containing sequences or results from sequence or text-based searches, such Information is hereby expressly excluded;

(b) the Information regarding MRSA (including MRSA in combination with Methicillin-sensitive Staphylococcus aureus), VREF and C.diff relating to the development of the IC NAT Assays which, as of the Effective Date, is (i) Controlled by Gen-Probe, (ii) located within Gen-Probe’s collection of user files containing sequences or results from sequences or text-based searches and (iii) relevant in infection Control Applications; provided, however, that, with respect to Infection Control Applications, “Industrial Information” shall not include any Information regarding any organism other than MRSA (including MRSA in combination with Methicillin-sensitive Staphylococcus aureus), VREF and C.diff located within Gen-Probe’s collection of user files containing sequences or results from sequence or text-based searches, except to the extent mutually agreed in writing by the parties; and

(c) the oligonucleotide sequences which, as of the Effective Date, (i) are Controlled by Gen-Probe and (ii) were identified by Gen-Probe in the performance of its program in the Company Field prior to the Effective Date, as listed on Schedule 1.4(c); provided, however, that “Industrial Information” shall not include any data, sequences or other Information located within Gen-Probe’s oligonucleotide database except as expressly set forth in this Section 1.4(c).

1.5 “Industrial Information Technology” shall mean all Patents, copyrights and other intellectual property rights that Gen-Probe Controls as of the Effective Date or during the Term and that are necessary or useful for access and use of the Industrial Information and the Industrial Software in conducting research and development activities solely in the Company Field.

1.6 “Industrial Software” shall mean the software program necessary for the visualization, analysis, indexing, storage and mining of Industrial Information, which is provided by Gen-Probe to Company as of the Effective Date, together with documentation regarding such software program.

Exhibit E-1

1.7 “Query” shall have the meaning provided in Section 1.8(e).

1.8 Rights to Industrial Information and Industrial Software; Restrictions.

(a) Grant of Rights. Subject to the terms and conditions of this Agreement, Gen-Probe hereby grants to Company a worldwide, non-exclusive right, without the right to sublicense, assign or transfer such right (except as otherwise provided in and in accordance with the terms of Section 11.5), under the Industrial Information Technology to access and use the Industrial Information through the interface of the Industrial Software for Company’s own internal research and development activities solely in the Company Field. Gen-Probe will deliver the Industrial Information and Industrial Software to Company within 30 days of the Effective Date on diskette/CD-ROM or other magnetic media or via electronic transmission or as otherwise mutually agreed by the parties.

(b) Restrictions. Company may use the Industrial Information and Industrial Software only for its own internal business purposes (it being understood that this includes internal use in connection with Company’s efforts that may include Third Parties) in secure work facilities by authorized personnel, and any copies made by Company of the Industrial Information shall be subject to the provisions of this Section 1.8. Without limiting the foregoing, Company agrees to use the Industrial Information and Industrial Software in strict compliance with the limited access procedures attached as Schedule 1.8(b). Company shall promptly notify Gen-Probe of any loss, theft or unauthorized disclosure of Industrial Information and of any unauthorized access to the Industrial Information or Industrial Software, in each case, upon becoming aware thereof, and shall, as requested, cooperate with Gen-Probe to control potential damage due to such unauthorized disclosure and minimize the possibility of such disclosure or use, occurring in the future. Company shall not provide the Industrial Information, Industrial Software or any Industrial Information Technology to any Affiliate or Third Party without prior written consent of Gen-Probe, which may be granted or withheld in Gen-Probe’s reasonable discretion. Without limiting the foregoing, Company may provide access to Industrial Information and Industrial Software to its employees, agents, consultants or other representatives who have a need to know such Industrial Information and Industrial Software for Company’s own internal research and development purposes in the Company Field, provided that such employees, agents, consultants and other representatives are bound by obligations of confidentiality and non-use no less restrictive than those set forth in this Agreement, including this Exhibit E, with respect to Company. Without limiting the foregoing, Company shall not resell (in whole or in part) any Industrial Information contained therein, nor shall Company (i) modify, adapt, alter, translate, or create derivative works from the Industrial Software, (ii) merge the Industrial Software with other software, (iii) sublicense, lease, rent, loan, or otherwise transfer the Industrial Information or Industrial Software to any Affiliate or any Third Party (except as otherwise provided in and in accordance with the terms of Section 11.5); (iv) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for the Industrial Software; (v) use the Industrial Information or Industrial Software for the benefit of any Affiliate or any Third Party (it being understood that Company’s use of the Industrial Information and Industrial Software for its own internal business purposes includes internal use in connection with Company efforts that may include Third Parties); or (vi) otherwise use or copy the Industrial Information or Industrial Software or practice any of the Industrial Information Technology for any purpose not expressly authorized by this Agreement. For clarification, the limits set forth in the immediately preceding sentence with respect to the Industrial Software shall not prevent Company from visualizing, analyzing, indexing, storing and mining the Industrial Information in accordance with the terms of this Agreement, including this Exhibit E.

Exhibit E-2

(c) Third Party Software. Company shall be responsible for acquiring and maintaining, at its own expense, all software enumerated in Schedule 1.8(c), which is necessary to enable Company to access and use the Industrial Information and Industrial Software. The software enumerated in Schedule 1.8(c) is currently commercially available from Third Party vendors at a price of not more than $500 individually. Additionally, Company shall be responsible for acquiring and maintaining, at its sole discretion and at its own expense, any other software that Company deems useful for its use of the Industrial Information and Industrial Software. Gen-Probe disclaims any responsibility or liability to Company for such software or its use with the Industrial Information and Industrial Software.

(d) Access to Bug Fixes, Patches, Improvements and Subsequent Versions. During the one-year period following the Effective Date, Gen-Probe shall provide to Company any bug fixes, patches or improvements that it chooses to make to the Industrial Software, as well as subsequent versions of the industrial Software and subsequent versions of any such bug fixes, patches or improvements to Company. For clarification, in no event shall Gen-Probe be obligated to develop or otherwise obtain any such bug fixes, patches or improvements to the Industrial Software. Following expiration of the one-year period set forth in this Section 1.8(d), Gen-Probe shall continue to provide to Company any such bug fixes, patches or improvements to, and subsequent versions of, the Industrial Software for an additional reasonable period of time, subject to payment by Company to Gen-Probe of reasonable compensation therefor. During any twelve-month period in such follow-on term, Company may make up to two (2) proposals in good faith to Gen-Probe requesting that Gen-Probe make reasonable modifications or improvements to the Industrial Software. Gen-Probe shall have the right to reject any such proposal in its reasonable discretion, having reference to the utility of such proposed modifications to the functionality or performance of the Industrial Software within and outside the Company Field and Gen-Probe’s available software development resources. If Gen-Probe agrees to make the requested modification or improvement to the Industrial Software proposed by Company, Company shall pay Gen-Probe a fee equal to the sum of (x) the fully burdened salary costs incurred by Gen-Probe for personnel during the period in which they make such modifications or improvements, plus [*] and (y) all out-of-pocket expenses (including third party charges) incurred by Gen-Probe in making such modifications or improvements. If Gen-Probe elects not to make a reasonable modification or improvement to the Industrial Software proposed by Company in good faith or if Gen-Probe does not wish to continue to provide Company with bug fixes, patches or improvements to, and subsequent versions of, the Industrial Software, then Gen-Probe shall deliver the source code and object code format for the Industrial Software to Company and Gen-Probe shall extend the license granted under this Section 1.8 to allow Company to (but only to the extent necessary or useful for Company’s own internal research and development activities solely in the Company Field) (i) modify, adapt, alter, translate, or create derivative works from the Industrial Software and (ii) merge the Industrial Software with other software.

Exhibit E-3

(e) Queries. During the one-year period following the Effective Date, Company shall have the right to submit to Gen-Probe, no more than three times per week, queries regarding whether particular Information with respect to a particular organism or taxonomical group of organisms relevant in the Company Field (other than the Industrial Information already provided to Company pursuant to Section 1.8(a)) is located in files other than the “Industrial Targets” file located within Gen-Probe’s collection of user files containing sequences or results from sequence or text-based searches (each, a “Query”); provided, however, that with respect to Infection Control Applications, Company shall only have the right to submit to Gen-Probe Queries regarding MRSA, VREF and/or C.diff (including combinations thereof and, solely with respect to MRSA, in combination with Methicillin-sensitive Staphylococcus aureus). Company agrees that each Query shall be submitted in a format agreed upon by the parties and shall be reasonably specific as to the organism or group of organisms and the Information to which the Query relates. Within fourteen days of receipt of a Query, Gen-Probe shall use commercially reasonable efforts to review the relevant files within Gen-Probe’s collection of user files containing sequences or results from sequence or text-based searches in response to such Query, and if Gen-Probe (i) locates Information in such files which it reasonably believes is responsive to the Query and (ii) determines, in its reasonable discretion, that such Information is relevant in the Company Field, Gen-Probe will deliver such Information to Company, and such Information shall thereafter be considered “Industrial Information” for purposes of this Agreement. For purposes of clarification, in the event Company submits a Query to Gen-Probe and Gen-Probe either (A) does not locate Information in such files which it reasonably believes is responsive to the Query or (B) does locate such Information but determines, in its reasonable discretion, that such Information is not relevant in the Company Field, Company shall have no further rights, and Gen-Probe shall have no further obligations, with respect to such Query or the Information or organism(s) to which such Query relates. For the avoidance of doubt, Company acknowledges that, with respect to Infection Control Applications, Gen-Probe shall have no obligation to provide Information about any organism other than MRSA, VREF and C.diff (including combinations thereof and, solely with respect to MRSA, in combination with Methicillin-sensitive Staphylococcus aureus) unless otherwise agreed to in writing by Gen-Probe.

(f) Ownership; Derivative Sequences.

(i) Gen-Probe shall be the sole and exclusive owner of the Industrial Information Technology, Industrial Information and Industrial Software.

(ii) Any oligonucleotide sequences derived by Company after the Effective Date as a result of use of the Industrial Information (“Company Sequences”), and the intellectual property rights therein, including Patents claiming or covering any such Company Sequences (collectively, “Company Sequence Rights”), will be owned by Company. Company shall provide notice and a copy of any patent application claiming or covering any Company Sequence (“Company Sequence Patent”) to Gen-Probe no later than 30 days prior to filing. Prosecution and enforcement matters with respect to such Company Sequence Patents will be handled in the same manner as prosecution and enforcement matters with respect to Gen-Probe Patents are handled under Sections 5.2 and 5.3 of this Agreement, but with references to Gen-Probe and Company in such sections (and in applicable defined terms used in such sections) being reversed, and references in such sections (and in applicable defined terms used in such sections) to Gen-Probe Patents instead being references to Company Sequence Patents and to matters within the Company Field instead being references to matters outside the Company Field. Company hereby grants Gen-Probe an irrevocable, exclusive, transferable, royalty-free license, with the right to sublicense, to the Company Sequences and under the Company Sequence Rights for all uses outside of the Company Field.

Exhibit E-4

(iii) Company hereby grants Gen-Probe an irrevocable, exclusive, transferable, royalty-free license, with the right to sublicense, to any modifications, adaptations, alterations, translations, or derivative works that Company develops pursuant to the license granted under Section 1.8 for all uses outside of the Company Field.

(g) Retained Rights; Negative Covenants. Gen-Probe reserves and retains all rights to the Industrial Information Technology, Industrial Information and the Industrial Software, subject to the rights granted to Company under Section 1.8. Gen-Probe hereby agrees that it will not grant to any Third Party the right to access or use the Industrial Information Technology, Industrial Information or Industrial Software in the Company Field. Company hereby agrees that it will not, directly or indirectly (including through any Affiliate or sublicensee), access or use the Industrial Information Technology, Industrial Information or Industrial Software for any purpose other than as expressly permitted by this Section 1.8. No rights under any Patents or Information of either party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided herein.

Exhibit E-5

SCHEDULE 1.4(C)

OLIGONUCLEOTIDE SEQUENCES

This schedule will be completed by Gen-Probe promptly following the closing of the transactions contemplated, by the Contribution Agreement.

Schedule 1.4(C)

SCHEDULE 1.8(B)

LIMITED ACCESS PROCEDURES

The following minimum limited access procedures shall be used by Company:

i.	All users of the software are required to sign and have approved an Account Service Request form, in which each such user acknowledges that it is their responsibility to keep all information housed by the software and database confidential.

ii.	User accounts are created by the system administrator who enters the user’s access information into the database. Access to the program and database is granted at the beginning of each session by an application that compares the user’s network account (credentials used to log into the corporate network) to the credentials stored in the account database.

iii.	Accounts of users who are no longer employed by the Company must be deactivated and access to such accounts must be prohibited. Accounts are to be deactivated immediately upon termination or dismissal of an employee.

iv.	All actions performed within the software are logged into the database in 2 separate tables: “oligo_log” records activities related to oligo ordering and synthesis; and “editor log” records general user actions such as logging in/out, saving files, printing, etc. These logs are created and maintained by the Industrial Software program and are not accessible by users.

Schedule 1.8(B)

SCHEDULE 1.8(C)

THIRD PARTY SOFTWARE

The following table describes software programs that are required to run the Industrial Software (version 6.1.2 as of May 6, 2009).

Name	Function	Licensing
[*]	Operating System	Open source (optional annual service subscription for fee)

[*]	Database	Open source

[*]	Platform	Open source

[*]	Supporting program - web server	Open source

[*]	Supporting program - sequence retrieval	Open source

[*]	Supporting program - sequence search	Open source

[*]	Supporting program - sequence search	Open source

[*]	Supporting program - text search engine	Open source

[*]	Supporting program - sequence alignment	Open source

[*]	Supporting program - file format conversion	Open source

[*]	Supporting program - file viewing	Open source

[*]	Deployment of database/software	Open source

Schedule 1.8(C)